EXECUTION COPY

$56,500,000

CREDIT AGREEMENT

among

ENTERTAINMENT DISTRIBUTION COMPANY, LLC,
as Borrower,

and

THE DOMESTIC SUBSIDIARIES OF THE BORROWER
FROM TIME TO TIME PARTIES HERETO,
as Guarantors,

and

THE LENDERS PARTIES HERETO,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

Dated as of May 31, 2005

WACHOVIA CAPITAL MARKETS, LLC
as Sole Lead Arranger and Sole Book Runner

Schedules
Schedule 1.1-1	Account Designation Letter
Schedule 1.1-2	Permitted Investments
Schedule 1.1-3	Permitted Liens
Schedule 1.1-4	Consolidated EBITDA
Schedule 2.1(b)(i)	Form of Notice of Borrowing
Schedule 2.1(e)	Form of Revolving Note
Schedule 2.2(d)	Form of Term Note
Schedule 2.4(d)	Form of Swingline Note
Schedule 2.10	Form of Notice of Conversion/Extension
Schedule 2.18	Tax Exemption Certificate
Schedule 3.3	Qualifications
Schedule 3.12	Subsidiaries
Schedule 3.16	Intellectual Property
Schedule 3.19(a)	Location of Real Property
Schedule 3.19(b)	Location of Collateral
Schedule 3.19(c)	Chief Executive Offices
Schedule 3.21	Broker’s Fees
Schedule 3.22	Labor Matters
Schedule 3.26	Material Contracts
Schedule 3.27	Insurance
Schedule 3.29	Capital Structure
Schedule 4.1-1	Form of Secretary’s Certificate
Schedule 4.1-2	Form of Solvency Certificate
Schedule 5.2(b)	Form of Compliance Certificate
Schedule 5.10	Form of Joinder Agreement
Schedule 6.1(b)	Indebtedness
Schedule 6.15	Bank Accounts
Schedule 9.6(c)	Form of Commitment Transfer Supplement

     CREDIT AGREEMENT, dated as of May 31, 2005, among ENTERTAINMENT DISTRIBUTION COMPANY, LLC, a Delaware limited liability company (the “Borrower”), those Domestic Subsidiaries of the Borrower as may from time to time become a party hereto, as Guarantors, the several banks and other financial institutions as may from time to time become parties to this Agreement (collectively, the “Lenders”; and individually, a “Lender”), WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”) and, for purposes of Section 6.14 only, GLENAYRE ELECTRONICS, INC., a Colorado corporation (the “Parent”).

W I T N E S S E T H:

     WHEREAS, the Borrower has requested that the Lenders make loans and other financial accommodations to the Borrower in the amount of up to $56,500,000 as more particularly described herein; and

     WHEREAS, the Lenders have agreed to make such loans and other financial accommodations to the Borrower on the terms and conditions contained herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

     Section 1.1 Defined Terms.

     As used in this Agreement, terms defined in the preamble to this Agreement have the meanings therein indicated, and the following terms have the following meanings:

     “ABR Default Rate” shall have the meaning set forth in Section 2.9(b).

     “Account Designation Letter” shall mean the Notice of Account Designation Letter dated the Closing Date from the Borrower to the Administrative Agent substantially in the form attached hereto as Schedule 1.1-1.

     “Acquired Business” shall mean (a) certain manufacturing and distribution businesses of the Asset Sellers, as more particularly described as the “Purchased Assets” (as such term is defined in the Asset Purchase Agreement) and (b) the capital stock of Universal Manufacturing and Logistics GmbH, a German limited liability company, owned by the Share Seller as more particularly described as the “Shares” (as such term is defined in the Share Purchase Agreement).

     “Acquisition” shall mean the acquisition of the Acquired Business by the Borrower pursuant to the Acquisition Documents.

     “Acquisition Documents” shall mean (a) the Asset Purchase Agreement, (b) the Share Purchase Agreement, (c) the Supply Agreements and (d) any other material agreement, document or instrument executed pursuant to the Asset Purchase Agreement or the Share Purchase Agreement (including, without limitation, any employment agreements and any material contracts), together with any schedules and exhibits thereto, in each case as amended, restated, modified or supplemented from time to time.

     “Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.

     “Administrative Agent” shall have the meaning set forth in the first paragraph of this Agreement and any successors in such capacity.

     “Affiliate” shall mean as to any Person, any other Person (excluding any Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     “Aggregate Revolving Committed Amount” shall have the meaning set forth in Section 2.1(a).

     “Agreement” or “Credit Agreement” shall mean this Credit Agreement, as amended, restated, modified or supplemented from time to time in accordance with its terms.

     “Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced from time to time by Wachovia at its principal office in Charlotte, North Carolina as its prime commercial lending rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

     “Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.

     “Applicable Percentage” shall mean, for any day, the rate per annum set forth below opposite the applicable level then in effect, it being understood that the Applicable Percentage for (i) Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Alternate Base Rate Margin”, (ii) Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Rate Margin and Letter of Credit Fee”, (iii) Cash Collateral Term Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Alternate Base Rate Margin for Cash Collateral Term Loans”, (iv) Cash Collateral Term Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Rate Margin for Cash Collateral Term Loans”, (v) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Rate Margin and Letter of Credit Fee”, provided, however, that the Applicable Percentage for the Letter of Credit Fee for Letters of Credit which have been collateralized with cash held in a demand deposit account or funds contained in a money market account (other than the demand deposit account and money market account subject to the Cash Collateral Agreement) shall be the percentage set forth under the column “LIBOR Rate Margin for Cash Collateral Term Loans and Cash Collateral Letter of Credit Fee, and (vi) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

				Alternate Base Rate
				Margin for Cash	LIBOR Rate Margin
			LIBOR Rate	Collateral Term	for Cash Collateral
		Alternate	Margin and	Loans and Cash	Term Loans and Cash
	Leverage	Base Rate	Letter of	Collateral Letter	Collateral Letter	Commitment
Level	Ratio	Margin	Credit Fee	of Credit Fee	of Credit Fee	Fee
I	≥ 2.50 to 1.0	2.00%	3.00%	0.25%	1.25%	0.50%
II	≥ 2.00 to 1.0 but < 2.50 to 1.0	1.75%	2.50%	0.25%	1.25%	0.50%
III	≥ 1.50 to 1.0 but < 2.00 to 1.0	1.50%	2.00%	0.25%	1.25%	0.50%
IV	≥ 1.00 to 1.0 but < 1.50 to 1.0	1.25%	1.50%	0.25%	1.00%	0.50%
V	< 1.00 to 1.0	1.00%	1.00%	0.25%	1.00%	0.50%

     The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date three (3) Business Days after the date on which the Administrative Agent has received from the Borrower the financial information and certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a) and (b) and Section 5.2(b) (each an “Interest Determination Date”), and shall be based upon the Leverage Ratio set forth in the certificate delivered pursuant to Section 5.2(b). Such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date. The initial Applicable Percentages shall be based on Level I until the first Interest Determination Date occurring after the delivery of the officer’s compliance certificate pursuant to Section 5.2(b) for the quarter ended September 30, 2005.

     After the Closing Date, if the Borrower shall fail to provide the quarterly financial information and certifications in accordance with the provisions of Sections 5.1(a) and (b) and Section 5.2(b) the Applicable Percentage shall, commencing on the date five (5) Business Days after the date by which the Borrower was so required to provide such financial information and certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information and certifications are provided, whereupon the Level shall be determined by the then current Leverage Ratio set forth in the officer’s compliance certificate delivered pursuant to Section 5.2(b).

     “Arranger” shall mean Wachovia Capital Markets LLC, together with its successors and/or assigns.

     “Asset Disposition” shall mean the disposition of any or all of the assets (including, without limitation, the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of any Credit Party or any Subsidiary whether by sale, lease, transfer or otherwise. The term “Asset Disposition” shall not include (i) the sale, lease, transfer or other disposition of assets permitted by Section 6.4(a)(i), (ii), (iii)(A), (iv), (v), (vi), (vii) hereof, (ii) any Equity Issuance, (iii) any issuance by any Credit Party or its Subsidiaries of shares of its Capital Stock or warrants, options or other similar rights which are exercisable for or convertible into shares or interests of its Capital Stock and (iv) a Recovery Event.

     “Asset Purchase Agreement” shall mean that certain Asset Purchase Agreement, dated as of May 9, 2005, by and among Entertainment Distribution Company (USA), LLC, as purchaser and UMG Manufacturing & Logistics, Inc. and Universal Music & Video Distribution, Corp., as sellers together with any schedules and exhibits thereto.

     “Asset Sellers” shall mean UMG Manufacturing & Logistics, Inc. and Universal Music & Video Distribution, Corp.

     “Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

     “Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

     “Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.

     “Business” shall have the meaning set forth in Section 3.10(b).

     “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

     “Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

     “Capital Lease Obligations” shall mean at any date of determination, the amount of the liability in respect of a Capital Lease which would on such date be required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

     “Capital Stock” shall mean (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     “Cash Collateral” shall mean the $16,500,000 (as such amount may be reduced from time to time in accordance with this Agreement) deposited with the Administrative Agent by the Parent on the Closing Date pursuant to the terms of the Cash Collateral Account Agreement (it being understood that the Cash Collateral shall be invested by the Parent and that the Parent may receive distributions of returns on the Cash Collateral as and when earned).

     “Cash Collateral Account Agreement” shall mean that certain Cash Collateral Account Agreement dated as of the Closing Date by and between the Parent and the Administrative Agent, as amended, modified, restated or supplemented from time to time in accordance with its terms.

     “Cash Collateral Term Loan” shall mean that portion of the Term Loan secured by the Cash Collateral.

     “Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (ii) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (y) any domestic commercial bank of recognized standing having capital and surplus in excess of

$250,000,000 or (z) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than one year from the date of acquisition, (iii) bankers acceptances issued by an Approved Bank, (iv) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within 270 days of the date of acquisition, (v) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (vi) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (vii) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s, (viii) demand deposits with any Approved Bank, and (ix) money market accounts.

     “Change of Control” shall mean at any time the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the then outstanding Voting Stock of the Borrower; (b) the replacement of a majority of the Board of Directors of the Borrower over a two-year period from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Borrower then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved or (c) the failure of the Parent to own a majority or more of the then outstanding Voting Stock of the Borrower.

     “Closing Date” shall mean the date of this Agreement.

     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

     “Collateral” shall mean a collective reference to the collateral which is identified in, and at any time will be covered by, the Security Documents and any other collateral that may from time to time secure the Credit Party Obligations.

     “Commitment” shall mean the Revolving Commitment, the LOC Commitment, the Swingline Commitment and the Term Loan Commitment, individually or collectively, as appropriate.

     “Commitment Fee” shall have the meaning set forth in Section 2.5(a).

     “Commitment Percentage” shall mean the Revolving Commitment Percentage, the LOC Commitment Percentage and/or the Term Loan Commitment Percentage, as appropriate.

     “Commitment Period” shall mean the period from and including the Closing Date to but not including the Revolving Commitment Termination Date.

     “Commitment Transfer Supplement” shall mean a Commitment Transfer Supplement, substantially in the form of Schedule 9.6(c).

     “Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

     “Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a Consolidated basis in accordance with the consolidation principles of GAAP.

     “Consolidated Capital Expenditures” shall mean, for any period, all capital expenditures of the Credit Parties and their Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP. The term “Consolidated Capital Expenditures” shall not include capital expenditures in respect of the reinvestment of proceeds derived from Recovery Events received by the Credit Parties and their Subsidiaries to the extent that such reinvestment is permitted under the Credit Documents.

     “Consolidated EBITDA” shall mean, for any period, the sum of (a) Consolidated Net Income for such period, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (i) Consolidated Interest Expense, (ii) total federal, state, local and foreign income taxes and (iii) depreciation and amortization expense, all as determined in accordance with GAAP (except for the exclusion of Rebate Payments). Notwithstanding the foregoing, Consolidated EBITDA for the fiscal quarters ended June 30, 2004, September 30, 2004, December 31, 2004 and March 31, 2005 shall be the respective amounts set forth on Schedule 1.1-4 attached hereto.

     “Consolidated Interest Expense” shall mean, for any period, all cash interest expense of the Credit Parties and their Subsidiaries (including, without limitation, the interest component under Capital Leases and any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product), less interest income earned on Pension and Employee Loans Escrow Funds not to exceed the amount of interest expense paid on German pension liabilities or German employee loan liabilities, as determined in accordance with GAAP. For the avoidance of doubt, no portion of the Rebate Payments shall constitute interest expense. For purposes hereof, Consolidated Interest Expense for the first three complete fiscal quarters to occur after the Closing Date shall be determined by annualizing Consolidated Interest Expense such that for the first complete fiscal quarter to occur after the Closing Date such components would be multiplied by four (4), the first two complete fiscal quarters would be multiplied by two (2) and the first three fiscal quarters would be multiplied by one and one-third
(1 1/3).

     “Consolidated Net Income” shall mean, for any period, net income after taxes for such period of the Credit Parties and their Subsidiaries on a Consolidated basis, as determined in accordance with GAAP.

     “Consolidated Working Capital” shall mean, at any time, the excess of (i) current assets (excluding cash and Cash Equivalents) of the Credit Parties and their Subsidiaries on a Consolidated basis at such time less (ii) current liabilities (but excluding the current portion of any long-term Indebtedness) of the Credit Parties and their Subsidiaries on a Consolidated basis at such time, all as determined in accordance with GAAP.

     “Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

     “Copyright Licenses” shall mean any written agreement naming any Credit Party as licensor and granting any right under any Copyright including, without limitation, any thereof referred to in Schedule 3.16.

     “Copyrights” shall mean (a) all registered United States copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office including, without limitation, any thereof referred to in Schedule 3.16, and (b) all renewals thereof including, without limitation, any thereof referred to in Schedule 3.16.

     “Corresponding Debt” shall have the meaning set forth in Section 2.20.

     “Credit Documents” shall mean this Agreement, each of the Notes, any Joinder Agreement, the LOC Documents, the Security Documents and each other agreement, certificate, document or instrument delivered in connection with any Credit Document (other than any agreement, certificate, document or instrument related to a Hedging Agreement), whether or not specifically mentioned herein or therein.

     “Credit Party” shall mean any of the Borrower and the Guarantors.

     “Credit Party Obligations” shall mean, without duplication, (i) all of the obligations, indebtedness and liabilities of the Credit Parties to the Lenders (including the Issuing Lender) and the Administrative Agent, whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents, including principal, interest, fees, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (ii) solely for purposes of the Security Documents and the Guaranty, all liabilities and obligations, whenever arising, owing from any Credit Party or any of their Subsidiaries to any Hedging Agreement Provider arising under any Secured Hedging Agreement permitted pursuant to Section 6.1(e).

     “Debt Issuance” shall mean the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries (excluding, for purposes hereof, any Indebtedness of any Credit Party and its Subsidiaries permitted to be incurred pursuant to Section 6.1).

     “Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

     “Defaulting Lender” shall mean, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the term of this Credit Agreement, including the funding of a Participation Interest in accordance with the terms hereof, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

     “Deposit Account Control Agreement” shall mean an agreement among a Credit Party, a depository institution, and the Administrative Agent, which agreement is in a form acceptable to the Administrative Agent and which provides for the Administrative Agent’s having “control” (as such term is used in Article 9 of the Uniform Commercial Code) over the deposit accounts described therein, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

     “Dollar Amount” shall mean, at any time, (a) with respect to Dollars or an amount denominated in Dollars, such amount and (b) with respect to Euros or an amount denominated in Euros, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date).

     “Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

     “Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown on the administrative detail reply form delivered by such Lender to the Administrative Agent; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

     “Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

     “Dutch Holding Company” shall have the meaning set forth in Section 6.7.

     “EMU” shall mean Economic and Monetary Union as contemplated in the Treaty on European Union.

     “EMU Legislation” shall mean legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

     “Environmental Laws” shall mean any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or other Requirement of Law regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.

     “Equity Issuance” shall mean any issuance by any Credit Party or any Subsidiary to any Person which is not a Credit Party of (a) shares or interests of its Capital Stock, (b) any shares or interests of its Capital Stock pursuant to the exercise of options or warrants or other similar rights, (c) any shares or interests of its Capital Stock pursuant to the conversion of any debt securities to equity or (d) warrants or options or other similar rights which are exercisable for or convertible into shares or interests of its Capital Stock. The term “Equity Issuance” shall not include (i) any Asset Disposition, (ii) any Debt Issuance, or (iii) any equity issuance to officers or employees of any Credit Party or any Parent Consigned Employee.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

     “Euro” shall mean the single currency of Participating Member States of the European Union.

     “Euro Equivalent” shall mean, with respect to any amount denominated in Dollars, the equivalent amount thereof in Euros as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date).

     “Eurodollar Reserve Percentage” shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

     “Event of Default” shall mean any of the events specified in Section 7.1; provided, however, with respect to any such event, that any requirement for the giving of notice or the lapse of time, or both, or any other condition with respect thereto, has been satisfied.

     “Excess Cash Flow” shall mean, with respect to any fiscal year of the Borrower, for the Borrower and its Subsidiaries on a Consolidated basis, an amount equal to (a) Consolidated EBITDA for such period minus (b) Consolidated Capital Expenditures for such period minus (c) Scheduled Funded Debt Payments and mandatory repayments of Funded Debt made during such period minus (d) Consolidated Interest Expense (excluding any Consolidated Interest Expense associated with intercompany indebtedness) for such period minus (e) amounts paid in cash in respect of federal, state, local and foreign income taxes of the Borrower and its Subsidiaries during such period minus (f) increases (or plus decreases) in Consolidated Working Capital minus (g) optional and mandatory prepayments of Revolving Loans (to the extent accompanied by a corresponding reduction of the Revolving Commitments) minus (g) optional prepayments of the Term Loan made during such period.

     “Excluded Assets” shall mean, cash received by the Credit Parties from the Sellers to underwrite pension plan and employee liabilities acquired from the Sellers.

     “Extension of Credit” shall mean, as to any Lender, the making, continuation or conversion of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

     “Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

     “Fee Letter” shall mean that certain letter agreement dated May 9, 2005 addressed to the Borrower from the Administrative Agent and the Arranger, as amended, restated, modified, supplemented or otherwise replaced from time to time.

     “Fixed Charge Coverage Ratio” shall mean, with respect to the Credit Parties and their Subsidiaries on a Consolidated basis for the twelve (12) month period ending on the last day of any fiscal quarter of the Borrower, the ratio of (a) the sum of Consolidated EBITDA for such period plus the amount of the cash on the balance sheet of Universal Manufacturing & Logistics GmbH on the Closing Date remaining as of the date of determination plus the amount applied to the amortization payment due June 30, 2007 in accordance with the provision of Section 2.7(b)(vi)(C)(I), to (b) the sum of Consolidated Interest Expense for such period plus Scheduled Funded Debt Payments for such period plus cash taxes paid during such period plus Consolidated Capital Expenditures for such period.

     “Flood Hazard Property” shall have the meaning set forth in Section 4.1(f)(iv).

     “Foreign Collateral Documents” shall mean any documents entered into by any Credit Party to grant to the Administrative Agent a security interest in, or to otherwise perfect the security interest of the Administrative Agent in, the assets of a Credit Party (including the Capital Stock issued or held by such Credit Party) which Credit Party or assets are located in or otherwise subject to the laws of a jurisdiction other than the United States of America or any State thereof, as the same may from time to time be amended, supplemented or otherwise modified in accordance with the terms hereof and thereof, including, without limitation, pledge agreements, parallel debt agreements and powers of attorney.

     “Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

     “Funded Debt” shall mean, with respect to any Person, without duplication, (a) all Indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt and accrued expenses incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person and including, in any event, earnout obligations, (e) the principal portion of all obligations of such Person under Capital Leases, (f) all net obligations of such Person under Hedging Agreements (such net obligations to be equal at any time to the termination value of such Hedging Agreements that would be payable by or to such Person at such time), excluding any portion thereof which would be accounted for as interest expense under GAAP, (g) the maximum available stated amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (h) all preferred Capital Stock issued by such Person that by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration prior to the date that is 6 months after the Term Loan Maturity Date, (i) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (j) all Indebtedness of others of the type referred to in clauses (a) — (i) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, with the amount of such Indebtedness limited to the value of the property secured in cases where the obligations secured thereby have not been assumed by such Person, (k) all Guaranty Obligations of such Person with respect to Indebtedness of the type referred to in clauses (a) - (j) above of another Person and (l) Indebtedness of the type referred to in clauses (a) — (k) above of any partnership or unincorporated joint venture in which such Person is legally obligated or has a reasonable expectation of being liable with respect thereto, except to the extent such Indebtedness is expressly non-recourse to such Person. Notwithstanding the foregoing, (i) the Rebate Payments, including any portion thereof characterized as interest, shall be included in the calculation of Funded Debt and (ii) to the extent that funds have been set aside in a Pension and Employee Loans Escrow Fund or they are otherwise cash collateralized, employee loan obligations and pension obligations shall not be included in the calculation of Funded Debt.

     “GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set forth in Section 5.9, to the provisions of Section 1.3.

     “Government Acts” shall have the meaning set forth in Section 2.19(a).

     “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     “Guarantor” shall mean the Domestic Subsidiaries of the Borrower identified as Guarantors on the signature pages hereto and the Additional Credit Parties which execute a Joinder Agreement, together with their successors and permitted assigns, in each case to the extent such Person has not been released from its Guaranty Obligations under the Guaranty (whether by sale or otherwise) in accordance with the terms of this Credit Agreement.

     “Guaranty” shall mean the guaranty of the Guarantors set forth in Article X.

     “Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein, including limited recourse provisions) be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or potion thereof, in respect of which such Guaranty Obligation is incurred or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

     “Hedging Agreement Provider” shall mean any Person that enters into a Hedging Agreement with a Credit Party or any of its Subsidiaries that is permitted by Section 6.1(e) to the extent such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Hedging Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement.

     “Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

     “Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt and accrued expenses arising in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all net obligations of such Person under Hedging Agreements (such net obligations to be equal at any time to the termination value of such Hedging Agreements that would be payable by or to such Person at such time), excluding any portion thereof which would be accounted for as interest expense under GAAP, (j) the maximum available stated amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration prior to the date which is six months after the Maturity Date, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon, and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is legally obligated or has a reasonable expectation of being liable with respect thereto, except to the extent such Indebtedness is expressly non-recourse to such Person.

     “Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

     “Intellectual Property” shall mean, collectively, all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses.

     “Interest Determination Date” shall have the meaning assigned thereto in the definition of “Applicable Percentage”.

     “Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan, Swingline Loan or fee payable pursuant to Section 2.5(a) or (b), the last Business Day of each March, June, September and December during the term of this Agreement and on the applicable Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2.7(b) hereof, the date of such prepayment.

     “Interest Period” shall mean, with respect to any LIBOR Rate Loan,

   (i) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two,

three or six months thereafter, as selected by the Borrower in the notice of borrowing or notice of conversion given with respect thereto; and

   (ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

      provided that the foregoing provisions are subject to the following:

      (A) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

      (B) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

      (C) if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan;

      (D) any Interest Period in respect of any Loan that would otherwise extend beyond the applicable Maturity Date for such Loan shall end on such Maturity Date;

      (E) with regard to the Term Loans, no Interest Period shall extend beyond any principal amortization payment date unless the portion of the Term Loan consisting of Alternate Base Rate Loans together with the portion of the Term Loan consisting of LIBOR Rate Loans with Interest Periods expiring prior to or concurrently with the date such principal amortization payment date is due, is at least equal to the amount of such principal amortization payment due on such date; and

      (F) no more than five (5) LIBOR Rate Loans may be in effect at any time; provided that, for purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

     “Investment” shall mean (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets, shares of Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of any Person or (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business or in connection with contracts for goods and services in the ordinary course of its business) or (c) any other capital contribution to or investment in such Person, including, without limitation, any Guaranty Obligation (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.

     “Issuing Lender” shall mean Wachovia.

     “Issuing Lender Fees” shall have the meaning set forth in Section 2.5(c).

     “Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Schedule 5.10, executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.10.

     “Lender” shall have the meaning set forth in the first paragraph of this Agreement.

     “Lender Commitment Letter” shall mean, with respect to any Lender, the letter (or other correspondence) to such Lender from the Administrative Agent notifying such Lender of its LOC Commitment, Revolving Commitment Percentage and/or Term Loan Commitment Percentage.

     “Letter of Credit Fee” shall have the meaning set forth in Section 2.5(b).

     “Letters of Credit” shall mean any letter of credit issued by the Issuing Lender pursuant to the terms hereof, as such letters of credit may be amended, restated, modified, extended, renewed or replaced from time to time.

     “Leverage Ratio” shall mean, with respect to the Credit Parties and their Subsidiaries on a Consolidated basis for the twelve month period ending on the last day of any fiscal quarter of the Borrower, the ratio of (a) Funded Debt of the Credit Parties and their Subsidiaries on a Consolidated basis on the last day of such period to (b) Consolidated EBITDA for such period.

     “LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters

Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If, for any reason, neither of such rates is available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

     “LIBOR Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s LIBOR Lending Office shown on the administrative detail reply form delivered by such Lender to the Administrative Agent; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

     “LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR

1.00 - Eurodollar Reserve Percentage

     “LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate.

     “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

     “Loan” shall mean a Revolving Loan, a Swingline Loan and/or the Term Loan as appropriate.

     “LOC Commitment” shall mean the commitment of the Issuing Lender to issue Letters of Credit and with respect to each Lender, the commitment of such Lender to purchase participation interests in the Letters of Credit up to such Lender’s LOC Committed Amount as specified in the Lender Commitment Letter or in the Register, as such amount may be reduced from time to time in accordance with the provisions hereof.

     “LOC Commitment Percentage” shall mean, for each Lender, the percentage identified as its LOC Commitment Percentage in its Lender Commitment Letter or in the Commitment Transfer Supplement pursuant to which such Revolving Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c).

     “LOC Committed Amount” shall mean, collectively, the aggregate amount of all of the LOC Commitments of the Lenders to issue and participate in Letters of Credit as referenced in Section 2.3(c) and, individually, the amount of each Lender’s LOC Commitment as specified in its Lender Commitment Letter or in the Commitment Transfer Supplement pursuant to which such Lender became a Lender hereunder.

     “LOC Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or (ii) any collateral security for such obligations.

     “LOC Obligations” shall mean, at any time, the sum of (i) the maximum Dollar Amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) without duplication, the aggregate Dollar Amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

     “Mandatory Borrowing” shall have the meaning set forth in Section 2.3(e) and Section 2.4(b)(ii), as the context may require.

     “Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, assets or condition (financial or otherwise) of the Credit Parties and their Subsidiaries taken as a whole, (b) the ability of the Borrower or any Guarantor to perform any of its material obligations, when such obligations are required to be performed, under this Credit Agreement, any of the Notes or any other Credit Document or (c) the validity or enforceability against any Credit Party of this Credit Agreement, any of the Notes or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder which, as a result thereof, would materially interfere with the practical realization of the legal benefits generally intended to be conferred hereunder or thereunder.

     “Material Contract” shall mean any contract or other arrangement, whether written or oral, to which any Credit Party or any of its Subsidiaries is a party as to which the breach, nonperformance or cancellation by any party thereto could reasonably be expected to have a Material Adverse Effect.

     “Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

     “Maturity Date” shall mean (a) with respect to the Term Loan, the Term Loan Maturity Date and (b) with respect to the Revolving Loans, the Revolving Commitment Termination Date.

     “Moody’s” shall mean Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

     “Mortgage Instruments” shall have the meaning set forth in Section 4.1(f)(i).

     “Mortgage Policies” shall have the meaning set forth in Section 4.1(f)(iii).

     “Mortgaged Properties” shall have the meaning set forth in Section 4.1(f)(i).

     “Multiemployer Plan” shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     “Net Cash Proceeds” shall mean the aggregate cash proceeds received by any Credit Party or any Subsidiary in respect of any Asset Disposition, Equity Issuance, Debt Issuance, or Recovery Event, net of (a) direct costs paid or payable as a result thereof (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and (b) taxes paid or payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by any Credit Party or any Subsidiary in respect of any Asset Disposition, Equity Issuance, Debt Issuance, or Recovery Event and any cash released from escrow as part of the purchase price in connection with any Asset Disposition.

     “Note” or “Notes” shall mean the Revolving Notes, the Swingline Note and/or the Term Notes, collectively, separately or individually, as appropriate.

     “Notice of Borrowing” shall mean the written notice of borrowing as referenced and defined in Section 2.1(b)(i) or as referenced in 2.4(b)(i), as appropriate.

     “Notice of Conversion/Extension” shall mean the written notice of extension or conversion as referenced and defined in Section 2.10(a).

     “Obligations” shall mean, collectively, Loans and LOC Obligations.

     “Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which any Credit Party or any Subsidiary is the lessor.

     “Parallel Debt” shall have the meaning set forth in Section 2.20.

     “Parent” shall have the meaning set forth in the first paragraph of this Agreement.

     “Parent Consigned Employees” shall mean individuals who function as employees of the Borrower but who are technically employees of the Parent.

     “Parent Pledge Agreement” shall mean the Pledge Agreement dated as of the Closing Date executed by the Parent in favor of the Administrative Agent, as amended, modified, restated or supplemented from time to time.

     “Participants” shall have the meaning set forth in Section 9.6(b).

     “Participating Member State” shall mean each country so described in any EMU Legislation.

     “Participation Interest” shall mean the purchase by a Lender of a participation interest in Letters of Credit as provided in Section 2.3(c) and in Swingline Loans as provided in Section 2.4(b)(ii).

     “Patent License” shall mean all agreements, whether written or oral, providing for the grant by or to a Credit Party of any right to manufacture, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in Schedule 3.16.

     “Patents” shall mean (a) all letters patent of the United States or any other country and all reissues and extensions thereof, including, without limitation, any thereof referred to in Schedule 3.16, and (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any thereof referred to in Schedule 3.16.

     “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

     “Pension and Employee Loans Escrow Funds” shall mean the escrow funds established in connection with the Acquisition to satisfy the German pension liabilities and employee loan liabilities of Blitz 05-107 GmbH and Blitz 05-106 GmbH.

     “Permitted Investments” shall mean:

   (a) cash and Cash Equivalents;

   (b) Investments existing on the Closing Date and as forth on Schedule 1.1-2.

   (c) receivables owing to the Credit Parties or any of their Subsidiaries or any receivables and advances to suppliers, or investments in payment intangibles, chattel paper, notes, receivables and similar items in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

   (d) loans or advances to, and Investments in (i) the Dutch Holding Company in an aggregate principal amount not to exceed $100,000, (ii) any Credit Party, (iii) newly created, formed or acquired Domestic Subsidiaries, provided that the applicable requirements of Section 6.7 are satisfied, and (iv) newly created, formed or acquired Foreign Subsidiaries (other than the Dutch Holding Company), provided that the applicable requirements of Section 6.7 are satisfied;

   (e) loans and advances to employees and Affiliates in the ordinary course of business; provided that such loans and advances made pursuant to this clause (e) shall not exceed, as to all Credit Parties and their Subsidiaries, an aggregate amount of $1,000,000 and shall comply with all applicable Requirements of Law;

   (f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

   (g) Investments, acquisitions or transactions permitted under Section 6.4(b);

   (h) Hedging Agreements permitted hereunder;

   (i) deposits in a customary fashion in the ordinary course of business;

   (j) loans or advances in existence on the Closing Date, and Investments in existence on the Closing Date, in Foreign Subsidiaries in existence on the Closing Date;

   (k) the loan by the Borrower to Blitz 05-107 GbmH on the Closing Date in an aggregate amount not to exceed €22,000,000 and the Investment by the Borrower on the Closing Date of up to €15,000,000 in the equity of Blitz 05-107 GmbH in order to provide funds for the acquisition of the shares pursuant to the Share Purchase Agreement.

“Permitted Liens” shall mean:

   (a) Liens created by or otherwise existing, under or in connection with this Credit Agreement or the other Credit Documents in favor of the Lenders;

   (b) Liens in favor of a Hedging Agreement Provider in connection with any Secured Hedging Agreement, provided that such Liens shall secure the Credit Party Obligations and the obligations under such Secured Hedging Agreement Provider on a pari passu basis;

   (c) Liens securing purchase money indebtedness and Capital Lease Obligations (and refinancings thereof) to the extent permitted under Section 6.1(c); provided, that (i) any such Lien attaches to such property concurrently with or within thirty (30) days after the acquisition thereof and (ii) such Lien attaches solely to the property so acquired in such transaction and the proceeds therefrom;

   (d) Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed sixty (60) days), if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Credit Party or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Foreign Subsidiaries with significant operations outside the

United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation;

   (e) statutory Liens such as carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, processor’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings;

   (f) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements incurred in the ordinary course of business;

   (g) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

   (h) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced;

   (i) Liens existing on the Closing Date and set forth on Schedule 1.1-3; provided that (a) no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date and (b) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced;

   (j) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes; and

   (k) Liens on equipment arising from precautionary UCC financing statements relating to the lease of such equipment to the extent permitted by this Credit Agreement.

   (l) Liens arising in the ordinary course of business by virtue of any contractual statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets, credit thereto) or other funds maintained with a depository institution or securities intermediary;

   (m) any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;

   (n) restrictions on transfers of securities imposed by applicable securities laws;

   (o) Liens arising out of judgments or awards not resulting in an Event of Default

          (p) any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased, licensed or subleased; and

          (q) assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease.

     “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

     “Plan” shall mean, at any particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which any Credit Party or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA (or, if such Plan were terminated at such time, would under Section 4069 of ERISA be subject to liability).

     “Pledge Agreement” shall mean the Pledge Agreement dated as of the Closing Date executed by the Credit Parties in favor of the Administrative Agent, as amended, modified, restated or supplemented from time to time.

     “Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.

     “Pro Forma Basis” shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the twelve-month period ending as of the most recent month end preceding the date of such transaction.

     “Projections” shall have the meaning set forth in Section 3.1.

     “Properties” shall have the meaning set forth in Section 3.10(a).

     “Purchasing Lenders” shall have the meaning set forth in Section 9.6(c).

     “Rebate Payments” shall mean those certain rebate and other payments due from the Borrower to the Sellers pursuant to the Supply Agreements.

     “Recovery Event” shall mean the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

     “Register” shall have the meaning set forth in Section 9.6(d).

     “Regulation S-X” shall mean Regulation S-X of the Securities Act or any successor regulation thereto.

     “Related Fund” shall mean, with respect to any Lender, any fund or trust or entity that invests in commercial bank loans in the ordinary course of business and is advised or managed by (i) such Lender, (ii) an Affiliate of such Lender or (iii) any other Lender or any Affiliate thereof.

     “Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

     “Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under ERISA Reg. §4043.

     “Required Lenders” shall mean, at any time, Lenders holding in the aggregate more than 50% of (i) the Commitments (and Participation Interests therein) or (ii) if the Commitments have been terminated, the outstanding Dollar Amount (determined as of the most recent Revaluation Date) of Loans and Participation Interests (including the Participation Interests of the Issuing Lender in any Letters of Credit and of the Swingline Lender in Swingline Loans); provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Commitments, or after termination of the Commitments, the principal balance of the Obligations owing to such Defaulting Lender.

     “Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     “Responsible Officer” shall mean, as to (a) the Borrower, any of the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the General Counsel or any Vice President or (b) any other Credit Party, any duly authorized officer thereof.

     “Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (d) any payment with respect to any earnout obligation, (e) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness of any Credit Party or any of its Subsidiaries, (f) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Rebate Payment, (g) the payment by any Credit Party or any of its Subsidiaries of any management, advisory or consulting fee to any Person or of any salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such salary, bonus or other form of compensation is not included in the corporate overhead of such Credit Party or such Subsidiary. For the avoidance of doubt, the following shall not constitute Restricted Payments: (i) payments made to the Parent to reimburse it for the compensation paid by the Parent to Parent Consigned Employees, provided, that such compensation is reasonable for the services performed for the Borrower by the Parent Consigned Employees, (ii) payments made out of the Pension and Employee Loans Escrow Funds in accordance with the terms of the documents establishing such escrow accounts, and (iii) payments of up to $350,000 in the aggregate in any fiscal year made by the German Subsidiaries of the Borrower in connection with loans made after the Closing Date under their employee loan programs as in effect on the Closing Date.

     “Revaluation Date” shall mean: (a) each date that a new Loan is made; (b) each date an existing Loan is extended, converted or continued; (c) each date a Letter of Credit is issued or renewed pursuant to Section 2.3 or amended in such a way as to modify the LOC Obligations; (d) the date of any reduction of any of the Aggregate Revolving Committed Amount pursuant to the terms of Section 2.6; and (e) such additional dates as the Administrative Agent or the Required Lenders shall reasonably determine.

     “Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to such Lender’s Revolving Committed Amount.

     “Revolving Commitment Percentage” shall mean, for each Lender, the percentage identified as its Revolving Commitment Percentage in its Lender Commitment Letter or in the Commitment Transfer Supplement pursuant to which such Revolving Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c).

     “Revolving Commitment Termination Date” shall mean the date that is 364 days after the Closing Date.

     “Revolving Committed Amount” shall mean the amount of each Lender’s Revolving Commitment as specified in its Lender Commitment Letter or in the Commitment Transfer Supplement pursuant to which such Revolving Lender became a Lender hereunder, as such amount may be reduced from time to time in accordance with the provisions hereof.

     “Revolving Lender” shall mean each Lender with a Revolving Commitment.

     “Revolving Loans” shall have the meaning set forth in Section 2.1.

     “Revolving Note” or “Revolving Notes” shall mean the promissory notes of the Borrower in favor of each of the Lenders evidencing the Revolving Loans provided pursuant to Section 2.1(e), individually or collectively, as appropriate, as such promissory notes may be amended, restated, modified, supplemented, extended, renewed or replaced from time to time.

     “S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc, or any successor to the rating agency business thereof.

     “Scheduled Funded Debt Payments” shall mean, as of any date of determination for the Credit Parties and their Subsidiaries, the sum of all scheduled payments on Funded Debt (but excluding any repayments of revolving Indebtedness unless accompanied by a reduction in commitments and excluding payments of interest and fees) for the applicable period ending on the date of determination (including the principal component of payments due on Capital Leases during the applicable period ending on the date of determination).

     “Secured Hedging Agreement” shall mean any Hedging Agreement between a Credit Party and a Hedging Agreement Provider, as amended, modified, supplemented, extended or restated from time to time.

     “Secured Obligations” shall mean, without duplication, (i) all Credit Party Obligations and (ii) all liabilities and obligations, whenever arising, under all Secured Hedging Agreements.

     “Securities Act” shall mean the Securities Act of 1933, together with any amendment thereto or successor thereof and any rules or regulations promulgated thereunder.

     “Securities Exchange Act” shall mean the Securities Exchange Act of 1934, together with any amendment thereto or successor thereof and any rules or regulations promulgated thereunder.

     “Security Agreement” shall mean the Security Agreement dated as of the Closing Date executed by the Credit Parties in favor of the Administrative Agent, as amended, restated, modified or supplemented from time to time in accordance with its terms.

     “Security Documents” shall mean the Security Agreement, the Pledge Agreement, the Parent Pledge Agreement, the Foreign Collateral Documents, the Mortgage Instruments, the Cash Collateral Account Agreement and such other documents executed and/or delivered in connection with the attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements and any collateral documentation (in addition to the Pledge Agreement) with respect to the pledge of 65% of the Capital Stock of any first-tier Foreign Subsidiary.

     “Sellers” shall mean the Asset Sellers and the Share Seller.

     “Share Purchase Agreement” shall mean that certain Share Purchase Agreement, dated as of May 9, 2005, by and among Blitz 05-107 GmbH (to be renamed Entertainment Distribution GmbH and subsequently renamed Entertainment Distribution Holdings GmbH), as the purchaser and Universal Manufacturing & Logistics GmbH and Universal Music GmbH, as sellers together with any schedules and exhibits thereto.

     “Share Seller” shall mean Universal Music GmbH.

     “Single Employer Plan” shall mean any Plan which is not a Multiemployer Plan.

     “Spot Rate” shall mean the rate quoted by Wachovia as the spot rate for the purchase by Wachovia of Dollars with Euros through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made.

     “Subordinated Indebtedness” shall mean any unsecured Indebtedness incurred by any Credit Party that is specifically subordinated in right of payment to the prior payment of the Secured Obligations, which Indebtedness shall be in all respects on terms reasonably acceptable to the Administrative Agent.

     “Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

     “Supply Agreements” shall mean those certain supply agreements entered into by and between the Borrower and the Sellers on the Closing Date.

     “Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.4(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

     “Swingline Committed Amount” shall mean the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.4(a).

     “Swingline Lender” shall mean Wachovia.

     “Swingline Loan” or “Swingline Loans” shall have the meaning set forth in Section 2.4(a).

     “Swingline Note” shall mean the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.4(d), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

     “Tax Exemption Certificate” shall have the meaning set forth in Section 2.18(b).

     “Taxes” shall have the meaning set forth in Section 2.18(a).

     “Term Loan” shall have the meaning set forth in Section 2.2(a).

     “Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make its portion of the Term Loan in a principal amount equal to such Lender’s Term Loan Commitment Percentage of the Term Loan Committed Amount (and for purposes of making determinations of Required Lenders hereunder after the Closing Date, the principal amount outstanding on the Term Loan).

     “Term Loan Commitment Percentage” shall mean, for any Lender, the percentage identified as its Term Loan Commitment Percentage in its Lender Commitment Letter or in the Commitment Transfer Supplement pursuant to which such Term Loan Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6.

     “Term Loan Committed Amount” shall have the meaning set forth in Section 2.2(a).

     “Term Loan Maturity Date” shall mean May 31, 2010.

     “Term Note” or “Term Notes” shall mean the promissory notes of the Borrower in favor of each of the Lenders evidencing the portion of the Term Loan provided pursuant to Section 2.2(d), individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

     “Termination Date” shall mean the date upon which all Credit Party Obligations have been paid in full in cash (other than indemnification obligations with respect to which no claim as been asserted, which shall survive the termination of the Credit Documents), all Commitments have been terminated, and all Letters of Credit have expired undrawn or been terminated.

     “Title Insurance Company” shall have the meaning set forth in Section 4.1(f)(iii).

     “Trademark License” shall means any agreement, written or oral, providing for the grant by or to a Credit Party of any right to use any Trademark, including, without limitation, any thereof referred to in Schedule 3.16.

     “Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress and service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in Schedule 3.16, and (b) all renewals thereof, including, without limitation, any thereof referred to in Schedule 3.16.

     “Tranche” shall mean the collective reference to LIBOR Rate Loans whose Interest Periods begin and end on the same day. A Tranche may sometimes be referred to as a “LIBOR Tranche”.

     “Transfer Effective Date” shall have the meaning set forth in each Commitment Transfer Supplement.

     “Type” shall mean, as to any Loan, its nature as an Alternate Base Rate Loan or LIBOR Rate Loan, as the case may be.

     “Voting Stock” shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote may be or have been suspended by the happening of such a contingency.

     “Wachovia” shall mean Wachovia Bank, National Association, together with its successors and/or assigns.

     “Works” shall mean all works which are subject to copyright protection pursuant to Title 17 of the United States Code.

     Section 1.2 Other Definitional Provisions.

     (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or other Credit Documents or any certificate or other document made or delivered pursuant hereto.

     (b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

     (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

     Section 1.3 Accounting Terms.

     Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower delivered to the Lenders; provided that, if the Borrower notifies the Administrative Agent that it wishes to amend any covenant in Section 5.9 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Section 5.9 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner reasonably satisfactory to the Borrower and the Required Lenders.

     The Borrower shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.

     Section 1.4 Exchange Rates; Currency Equivalents.

     The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating the Dollar Amounts of Letters of Credit and amounts outstanding hereunder denominated in Euros. Such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except as otherwise provided herein, the applicable amount of Euros for purposes of the Credit Documents shall be the Dollar Amount as so determined by the Administrative Agent.

ARTICLE II

THE LOANS; AMOUNT AND TERMS

     Section 2.1 Revolving Loans.

     (a) Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally, but not jointly, agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time in an aggregate principal amount of up to TEN MILLION DOLLARS ($10,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.7, the “Aggregate Revolving Committed Amount”) for the purposes hereinafter set forth; provided, however, that (i) with regard to each Revolving Lender individually, the sum of such Revolving Lender’s Revolving Commitment Percentage of outstanding Revolving Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding Swingline Loans plus such Revolving Lender’s LOC Commitment Percentage of the Dollar Amount (determined as of the most recent Revaluation Date) of LOC Obligations shall not exceed such Lender’s Revolving Committed Amount and (ii) with regard to the Revolving Lenders collectively, the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus the Dollar Amount (determined as of the most recent Revaluation Date) of LOC Obligations shall not exceed the Aggregate Revolving Committed Amount. Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, Revolving Loans made on any of the three Business Days following the Closing Date may only consist of Alternate Base Rate Loans. LIBOR Rate Loans shall be made by each Revolving Lender at its LIBOR Lending Office and Alternate Base Rate Loans shall be made by each Revolving Lender at its Domestic Lending Office.

     (b) Revolving Loan Borrowings.

     (i) Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by written notice (or telephone notice promptly confirmed in writing which confirmation may be by fax) to the Administrative Agent not later than 12:00 Noon (Charlotte, North Carolina time) on the date of the requested borrowing in the case of Alternate Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor. A form of Notice of Borrowing (a “Notice of Borrowing”) is attached as Schedule 2.1(b)(i). If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (II) the type of Revolving Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder. The Administrative Agent shall give notice to each Revolving Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Revolving Lender’s share thereof.

     (ii) Minimum Amounts. Each Revolving Loan (A) that is an Alternate Base Rate Loan shall be in a minimum aggregate amount of $500,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the Aggregate Revolving Committed Amount, if less) and (B) that is a LIBOR Rate Loan shall be in a minimum aggregate amount of $1,000,000 and in integral multiples of $200,000 in excess thereof, except for Mandatory Borrowings under Section 2.3(e) or 2.4(b)(ii).

     (iii) Advances. Each Revolving Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, by 2:00 P.M. (Charlotte, North Carolina time) on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

     (c) Repayment. The principal amount of all Revolving Loans shall be due and payable in full on the Revolving Commitment Termination Date, unless accelerated sooner pursuant to Section 7.2.

     (d) Interest. Subject to the provisions of Section 2.9, Revolving Loans shall bear interest as follows:

     (i) Alternate Base Rate Loans. During such periods as Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and

     (ii) LIBOR Rate Loans. During such periods as Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

     Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.

     (e) Revolving Notes. Each Revolving Lender’s Revolving Committed Amount shall be evidenced by a duly executed promissory note of the Borrower to such Revolving Lender requesting a promissory note in substantially the form of Schedule 2.1(e).

     Section 2.2 Term Loan Facility.

     (a) Term Loan. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally, but not jointly, agrees to make available to the Borrower on the Closing Date such Lender’s Term Loan Commitment Percentage of a term loan in Dollars (the “Term Loan”) in the aggregate principal amount of FORTY-SIX MILLION FIVE HUNDRED THOUSAND DOLLARS ($46,500,000) (the “Term Loan Committed Amount”) for the purposes hereinafter set forth. The Term Loan may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request; provided, however, the Term Loan made on the Closing Date may only consist of Alternate Base Rate Loans. Amounts repaid on the Term Loan may not be reborrowed.

     (b) Repayment of Term Loan. The principal amount of the Term Loan shall be repaid in six (6) installments as follows:

Principal Amortization	Term Loan Principal
Payment Date	Amortization Payment
December 31, 2005	$5,000,000
June 30, 2006	$6,500,000
June 30, 2007	$8,000,000
June 30, 2008	$9,000,000
June 30, 2009	$9,000,000
Term Loan Maturity Date	$9,000,000

     (c) Interest on the Term Loan. Subject to the provisions of Section 2.9, the Term Loan shall bear interest as follows:

     (i) Alternate Base Rate Loans. During such periods as the Term Loan shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and

     (ii) LIBOR Rate Loans. During such periods as the Term Loan shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

     Interest on the Term Loan shall be payable in arrears on each Interest Payment Date.

     (d) Term Notes. Each Lender’s Term Loan Commitment Percentage of the Term Loan Committed Amount shall be evidenced by a duly executed promissory note of the Borrower to such Lender requesting a promissory note in substantially the form of Schedule 2.2(d).

     Section 2.3 Letter of Credit Subfacility.

     (a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, during the Commitment Period the Issuing Lender shall issue, and the Revolving Lenders shall participate in, Letters of Credit for the account of the Borrower from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate Dollar Amount (determined as of the most recent Revaluation Date) of LOC Obligations shall not at any time exceed FIVE MILLION DOLLARS ($5,000,000) (the “LOC Committed Amount”), (ii) the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not at any time exceed the Aggregate Revolving Committed Amount, (iii) all Letters of Credit shall be denominated in Dollars or in Euros (provided that the aggregate principal amount of Letters of Credit denominated in Euros shall not exceed €1,500,000) and (iv) Letters of Credit shall be issued for lawful corporate purposes (subject to Section 3.11) and may be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs. Except as otherwise expressly agreed upon by all the Revolving Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date which is thirty (30) days prior to the Revolving Commitment Termination Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Any Letters of Credit issued hereunder shall be in a minimum original face amount of $50,000 (or, in the case of Letters of Credit denominated in Euros, the Euro Equivalent thereof (rounded to the nearest 1,000 Euros)) or such lesser amount as the Issuing Lender may agree. Wachovia shall be the Issuing Lender on all Letters of Credit issued on or after the Closing Date.

     (b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least five (5) Business Days prior to the requested date of issuance. The Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Revolving Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

     (c) Participations. Each Revolving Lender upon issuance of a Letter of Credit shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its LOC Commitment Percentage of the obligations under each such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its LOC Commitment Percentage of the obligations arising under each such Letter of Credit. Without limiting the scope and nature of each Revolving Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Revolving Lender shall pay to the Issuing Lender its LOC Commitment Percentage of the Dollar Amount (determined as of the most recent Revaluation Date) of such unreimbursed drawing in same day funds on the day of notification by the Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) hereof. The obligation of each Revolving Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

     (d) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit (with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage for Revolving Loans that are Alternate Base Rate Loans plus two percent (2%). Unless the Borrower shall immediately notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Revolving Loan in the Dollar Amount (determined as of the most recent Revaluation Date) of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the Revolving Lenders of the Dollar Amount (determined as of the most recent Revaluation Date) of any unreimbursed drawing and each Revolving Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender in Dollars and in immediately available funds, the Dollar Amount (determined as of the most recent Revaluation Date)

of such Revolving Lender’s LOC Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Revolving Lender from the Issuing Lender if such notice is received at or before 2:00 P.M. (Charlotte, North Carolina time), otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the day such notice is received. If such Revolving Lender does not pay such amount to the Issuing Lender in full upon such request, such Revolving Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Revolving Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate. Each Revolving Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Credit Party Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

     (e) Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Revolving Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a “Mandatory Borrowing”) shall be immediately made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Revolving Lender’s respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory Borrowing, or (vi) any reduction in the Aggregate Revolving Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each such Revolving Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) the Dollar

Amount (determined as of the most recent Revaluation Date) of its Participation Interests in the LOC Obligations; provided, further, that in the event any Revolving Lender shall fail to fund its Participation Interest on the day the Mandatory Borrowing would otherwise have occurred, then the amount of such Revolving Lender’s unfunded Participation Interest therein shall bear interest payable by such Revolving Lender to the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

     (f) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

     (g) Uniform Customs and Practices. The Issuing Lender shall have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (the “UCP”), in which case the UCP may be incorporated therein and deemed in all respects to be a part thereof.

     (h) Reimbursement Payments. All payments made to the Issuing Lender to reimburse the Issuing Lender for any drawing under a Letter of Credit from (x) the Borrower, shall be made in the applicable currency of the relevant Letter of Credit with respect to which the drawing was made or (y) the Revolving Lenders, shall be made in Dollars (based upon the Dollar Amount of the applicable payment); provided that in each case the Borrower shall be liable for any currency exchange loss (but shall be entitled to the benefit of any currency exchange gain) related to such payments and shall promptly pay the Issuing Lender upon receipt of notice thereof the amount of any such loss.

     (i) Conflict with LOC Documents. In the event of any conflict between the terms hereof and any LOC Documents, the terms hereof shall control.

     Section 2.4 Swingline Loan Subfacility.

     (a) Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate amount of Swingline Loans outstanding at any time shall not exceed TWO MILLION DOLLARS ($2,000,000) (the “Swingline Committed Amount”), and (ii) the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus the Dollar Amount (determined as of the most recent Revaluation Date) of LOC Obligations shall not exceed the Aggregate Revolving Committed Amount. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

     (b) Swingline Loan Borrowings.

     (i) Notice of Borrowing and Disbursement. The Swingline Lender will make Swingline Loans available to the Borrower on any Business Day upon request made by the Borrower not later than 2:00 P.M. (Charlotte, North Carolina time) on such Business Day. A notice of request for Swingline Loan borrowing shall be made in the form of Schedule 2.1(b)(i) with appropriate modifications. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 and in integral amounts of $50,000 in excess thereof.

     (ii) Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the Revolving Commitment Termination Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (i) the Revolving Commitment Termination Date, (ii) the occurrence of any Event of Default described in Section 7.1(e), (iii) upon acceleration of the Credit Party Obligations hereunder, whether on account of an Event of Default described in Section 7.1(e) or any other Event of Default, and (iv) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Borrowing”). Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (I) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (II) whether any conditions specified in Section 4.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (V) the date of such Mandatory Borrowing, or (VI) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Revolving Lender to share in such Swingline Loans ratably based upon its respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2); provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay to the Swingline Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

     (c) Interest on Swingline Loans. Subject to the provisions of Section 2.9, Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage for Revolving Loans that are Alternate Base Rate Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

     (d) Swingline Note. The Swingline Loans shall be evidenced by a duly executed promissory note of the Borrower to the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Schedule 2.4(d).

     Section 2.5 Fees.

     (a) Commitment Fee. In consideration of the Revolving Commitments, the Borrower agrees to pay to the Administrative Agent for the ratable benefit of the Lenders holding Revolving Commitments a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Percentage per annum on the average daily unused amount of the Aggregate Revolving Committed Amount. For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage of the Aggregate Revolving Committed Amount and Swingline Loans shall not be considered usage of the Aggregate Revolving Committed Amount. The Commitment Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter.

     (b) Letter of Credit Fees. In consideration of the LOC Commitments, the Borrower agrees to pay to the Issuing Lender a fee (the “Letter of Credit Fee”) equal to the Applicable Percentage per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. In addition to such Letter of Credit Fee, the Issuing Lender may charge, and retain for its own account without sharing by the other Lenders, an additional facing fee of one-fourth of one percent (0.25%) per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it. The Issuing Lender shall promptly pay over to the Administrative Agent for the ratable benefit of the Revolving Lenders (including the Issuing Lender) the Letter of Credit Fee. The Letter of Credit Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter.

     (c) Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the Borrower shall pay to the Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”).

     (d) Administrative Fee. The Borrower agrees to pay to the Administrative Agent the annual administrative fee as described in the Fee Letter.

     Section 2.6 Commitment Reductions.

     (a) Voluntary Reductions. The Borrower shall have the right to terminate or permanently reduce the unused portion of the Aggregate Revolving Committed Amount at any time or from time to time upon not less than five Business Days’ prior notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $1,000,000 or a whole multiple of $500,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent, provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Loans made on the effective date thereof, the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations would exceed the Aggregate Revolving Committed Amount.

     (b) Mandatory Reductions. On any date that the Revolving Loans are required to be prepaid pursuant to the terms of Section 2.7(b) (ii), (iii) and (iv), the Aggregate Revolving Committed Amount shall be automatically permanently reduced by the amount of such required prepayment and/or reduction.

     (c) Revolving Commitment Termination Date. The Revolving Commitment, the Swingline Commitment and the LOC Commitment shall automatically terminate on the Revolving Commitment Termination Date.

     Section 2.7 Prepayments.

     (a) Optional Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time; provided, however, that each partial prepayment of (i) that portion of the Term Loan that consists of Alternate Base Rate Loans shall be in a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof, (ii) that portion of the Term Loan that consists of LIBOR Rate Loans shall be in a minimum principal amount of $1,000,000 and integral multiples of $200,000 in excess thereof and (iii) each partial prepayment of a Swingline Loan shall be in a minimum principal amount of $100,000 and integral multiples of $50,000 in excess thereof. The Borrower shall give three Business Days’ irrevocable notice in the case of LIBOR Rate Loans and one Business Day’s irrevocable notice in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable). Amounts prepaid under this Section 2.7(a) shall be applied to the outstanding Revolving Loans or the Term Loan as the Borrower may elect; provided, that each voluntary prepayment of the Term Loan made on or before June 30, 2006 shall be applied as set forth in Section 2.7(b)(vi)(C)(I) and each voluntary prepayment of the Term Loan made thereafter shall be applied as set forth in Section 2.7(b)(vi)(C)(II); provided, further, that each Lender shall receive its pro rata share (except with respect to prepayments of Swingline Loans) of any such prepayment based on its Revolving Commitment Percentage or Term Loan Commitment Percentage, as applicable. All prepayments under this Section 2.7(a) shall be subject to Section 2.17, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such Loans not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment. Amounts prepaid on the Revolving Loans and the Swingline Loans may be reborrowed in accordance with the terms hereof. Amounts prepaid on the Term Loan may not be reborrowed.

     (b) Mandatory Prepayments.

     (i) Revolving Committed Amount. If at any time after the Closing Date, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus the Dollar Amount (determined as of the most recent Revaluation Date) of LOC Obligations shall exceed the Revolving Committed Amount, the Borrower immediately shall prepay the Revolving Loans and the Swingline Loans and (after all Revolving Loans and Swingline Loans have been repaid) cash collateralize the LOC Obligations in an amount sufficient to eliminate such excess (such prepayment to be applied as set forth in clause (vi) below).

     (ii) Asset Dispositions. Promptly following any Asset Disposition (or related series of Asset Dispositions), the Borrower shall prepay the Loans and cash collateralize the LOC Obligations in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds derived from such Asset Disposition (or related series of Asset Dispositions) (such prepayment to be applied as set forth in clause (vi) below).

     (iii) Issuances. Immediately upon receipt by any Credit Party or any of its Subsidiaries of proceeds from (A) any Debt Issuance, the Borrower shall prepay the Loans and cash collateralize the LOC Obligations in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Debt Issuance (such prepayment to be applied as set forth in clause (v) below) or (B) any Equity Issuance, the Borrower shall prepay the Loans and cash collateralize the LOC Obligations in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Equity Issuance (such prepayment to be applied as set forth in clause (vi) below).

     (iv) Recovery Event. To the extent Net Cash Proceeds received in connection with any Recovery Event are not used to acquire fixed or capital assets in replacement of the assets subject to such Recovery Event within 180 days of the receipt of such Net Cash Proceeds, immediately following the 180th day occurring after the receipt of such Net Cash Proceeds, the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to one hundred percent (100%) of such Net Cash Proceeds not so used (such prepayment to be applied as set forth in clause (vii) below).

     (v) Excess Cash Flow. Within seventy-five (75) days after the end of each fiscal quarter ending June 30, commencing with the fiscal quarter ending June 30, 2006, the Borrower shall prepay the Loans and cash collateralize the LOC Obligations in an amount equal to 75% of the Excess Cash Flow earned during the twelve-month period then ended (such prepayments to be applied as set forth in clause (vi) below); provided, that if the Leverage Ratio is less than or equal to 1.50 to 1.0 as of the end of any fiscal year as demonstrated by the officer’s Compliance Certificate most recently delivered pursuant to Section 5.2(b), the Borrower shall not be required to prepay the Loans and/or cash collateralize the LOC Obligations on account of the Excess Cash Flow earned during such prior fiscal year.

     (vi) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.7(b) shall be applied as follows: (A) with respect to all amounts prepaid pursuant to Section 2.7(b)(i), (1) first, to the outstanding Swingline Loans, (2) second, to the outstanding Revolving Loans and (3) third (after all Revolving Loans have been repaid), to a cash collateral account in respect of LOC Obligations, (B) with respect to all amounts prepaid pursuant to Sections 2.7(b)(ii) through (iv), (1) first, to the Term Loan (on a pro rata basis across the remaining amortization payments set forth in Section 2.2(b), (2) second to outstanding Swingline Loans (with a corresponding permanent reduction in the Revolving Committed Amount), (3) third, to the outstanding Revolving Loans (with a corresponding permanent reduction in the Revolving Committed Amount) and (4) fourth (after all Revolving Loans have been repaid), to a cash collateral account in respect of LOC Obligations and (C) with respect to all amounts prepaid pursuant to Section 2.7(b)(v), (I) with respect to the Excess Cash Flow repayment to be made for the twelve-month period ended June 30, 2006, 100% of such amount shall be applied to the amortization payment due hereunder pursuant to Section 2.2(b) on June 30, 2007, with (x) 50% of the remainder, if any, to be applied to the amortization payment due hereunder pursuant to Section 2.2(b) on June 30, 2008 and (y) 50% of the remainder to be applied to the remaining amortization payments due hereunder pursuant to Section 2.2(b) thereafter on a pro rata basis and (II) with respect to the Excess Cash Flow prepayment to be made for the twelve-month period ended June 30, 2007 and each Excess Cash Flow prepayment to be made thereafter, (w) first, 50% of such amount to be applied to the amortization payment due hereunder pursuant to Section 2.2(b) on June 30, 2008, (x) second, 50% of such amount to be applied to the remaining amortization payments due hereunder pursuant to Section 2.2(b) thereafter on a pro rata basis until the Term Loan is paid in full, (y) third, to the outstanding Revolving Loans, and (z) fourth, to cash collateralize outstanding letters of credit.

Within the parameters of the applications set forth above, prepayments shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. Each Lender shall receive its pro rata share (except with respect to prepayments of Swingline Loans) of any such prepayment based on its Revolving Commitment Percentage or Term Loan Commitment Percentage, as applicable. All prepayments under this Section 2.7(b) shall be subject to Section 2.17 and be accompanied by interest on the principal amount prepaid through the date of prepayment.

     (c) Hedging Obligations Unaffected. Any repayment or prepayment made pursuant to this Section 2.7 shall not affect the Borrower’s obligation to continue to make payments under any Secured Hedging Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Secured Hedging Agreement.

     Section 2.8 Minimum Principal Amount of Tranches; Lending Offices.

     (a) All borrowings, payments and prepayments in respect of Revolving Loans and the Term Loan shall be in such amounts and be made pursuant to such elections so that after giving effect thereto the aggregate principal amount of the Revolving Loans and the Term Loan comprising any borrowing, payment or prepayment shall be (i) with respect to LIBOR Rate Loans, $1,000,000 or a whole multiple of $200,000 in excess thereof and (ii) with respect to Alternate Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof.

     (b) LIBOR Rate Loans shall be made by each Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

     Section 2.9 Default Rate and Payment Dates.

     (a) If all or a portion of the principal amount of any Loan which is a LIBOR Rate Loan shall not be paid when due or continued as a LIBOR Rate Loan in accordance with the provisions of Section 2.10 (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount of such Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.

     (b) If all or a portion of the principal amount of any LIBOR Rate Loan shall not be paid when due, such overdue amount shall bear interest at a rate per annum which is equal to the rate that would otherwise be applicable thereto plus 2% until the end of the Interest Period applicable thereto, and thereafter at a rate per annum which is equal to the Alternate Base Rate plus the sum of the Applicable Percentage then in effect for Alternate Base Rate Loans and 2% (the “ABR Default Rate”) or (ii) if any interest payable on the principal amount of any Loan or any fee or other amount, including the principal amount of any Alternate Base Rate Loan, payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the ABR Default Rate, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment). Upon the occurrence, and during the continuance, of any other Event of Default hereunder, at the option of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate which is (A) in the case of principal, the rate that would otherwise be applicable thereto plus 2% or (B) in the case of interest, fees or other amounts, the ABR Default Rate (after as well as before judgment).

     (c) Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (b) of this Section 2.9 shall be payable from time to time on demand.

     Section 2.10 Conversion Options.

     (a) The Borrower may, in the case of Revolving Loans and the Term Loan, elect from time to time to convert Alternate Base Rate Loans to LIBOR Rate Loans, by giving the Administrative Agent at least three Business Days’ prior irrevocable written notice of such election. A form of Notice of Conversion/Extension (a “Notice of Conversion/Extension”) is attached as Schedule 2.10. If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein, provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of (A) in the case of Alternate Base Rate Loans $500,000 or a whole multiple of $100,000 in excess thereof and (B) in the case of LIBOR Rate Loans, $1,000,000 or a whole multiple of $200,000 in excess thereof.

     (b) Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.10(a); provided, that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto. If the Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto.

     Section 2.11 Computation of Interest and Fees.

     (a) Interest payable hereunder with respect to Alternate Base Rate Loans based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

     (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

     (c) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of this Agreement so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

     Section 2.12 Pro Rata Treatment and Payments.

     (a) Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Lenders. Each payment on account of any fees pursuant to Sections 2.5(a) and (b) shall be made pro rata in accordance with the respective amounts due and owing. Each payment by the Borrower on account of interest on the Revolving Loans and the Term Loan shall be made pro rata according to the respective amounts due and owing. Each optional prepayment on account of principal of the Loans shall be applied in accordance with Section 2.7(a) and each mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.7(b). All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.18(b)) and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified on the administrative detail reply form delivered by such Lender to the Administrative Agent in Dollars and in immediately available funds not later than 2:00 P.M. (Charlotte, North Carolina time) on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

     (b) Allocation of Payments After Event of Default. Notwithstanding any other provision of this Credit Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall, upon written notice to the Borrower by the Administrative Agent (in its discretion or at the direction of the Required Lenders) that the application thereof shall be made in accordance with this Section 2.12(b), be paid over or applied as follows:

     FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;

     SECOND, to payment of any fees owed to the Administrative Agent in its capacity as Administrative Agent;

     THIRD, to the payment of all reasonable out-of-pocket costs and expenses of each of the Lenders (including without limitation, reasonable attorneys’ fees of one counsel for the Lenders, collectively) in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Secured Obligations owing to such Lender;

     FOURTH, to the payment of (1) all of the Credit Party Obligations consisting of accrued fees and interest and (2) with respect to any Secured Hedging Agreement, all fees, premiums and scheduled periodic payments due under such Secured Hedging Agreement and any interest accrued thereon;

     FIFTH, to the payment of (1) the outstanding principal amount of the Credit Party Obligations and the payment or cash collateralization of the outstanding LOC Obligations and (2) with respect to any Secured Hedging Agreement, all breakage, termination or other payments due under such Secured Hedging Agreement and any interest accrued thereon;

     SIXTH, to the payment of (1) all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and (2) with respect to any Secured Hedging Agreement, all other obligations under such Secured Hedging Agreement, in each case to the extent not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

     SEVENTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders and Hedging Agreement Providers shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender or the outstanding obligations payable to such Hedging Agreement Provider bears to the aggregate then outstanding Loans, LOC Obligations and obligations payable under all Secured Hedging Agreements) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 2.12(b). Notwithstanding the foregoing terms of this Section 2.12(b), only Collateral proceeds and payments under the Guaranty with respect to

Secured Hedging Agreements shall be applied to obligations under any Secured Hedging Agreement.

     Section 2.13 Non-Receipt of Funds by the Administrative Agent.

     (a) Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Effective Rate. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights which the Borrower may have against the Lender as a result of any default by such Lender hereunder.

     (b) Unless the Administrative Agent shall have been notified in writing by the Borrower, prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that the Borrower does not intend to make such payment, the Administrative Agent may assume that such Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is recovered by the Administrative Agent at a per annum rate equal to the Federal Funds Effective Rate.

     (c) A certificate of the Administrative Agent submitted to the Borrower or any Lender with respect to any amount owing under this Section 2.13 shall be conclusive in the absence of manifest error.

     Section 2.14 Inability to Determine Interest Rate.

     Notwithstanding any other provision of this Agreement, if (i) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, or (ii) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Borrower has requested be outstanding as a LIBOR Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two Business Days prior to the first day of such Interest Period. Unless the Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loans, any Loans that were requested to be made as LIBOR Rate Loans shall be made as Alternate Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

     Section 2.15 Illegality.

     Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until such Lender shall give notice to the Administrative Agent that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law to Alternate Base Rate Loans. The Borrower hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material. In determining such additional amounts pursuant to this Section, each Lender shall act reasonably and in good faith and will, to the extent the increased costs or reductions in amounts receivable relate to such Lender’s loans in general and are not specifically attributable to a Loan hereunder, use averaging and attribution methods which are reasonable and which cover all loans similar to the Loans made by such Lender whether or not the loan documentation for such other loans permits the Lender to receive increased costs of the type described in this Section.

     Section 2.16 Requirements of Law.

     (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

     (i) shall subject such Lender to any Tax of any kind whatsoever with respect to any Letter of Credit or any application relating thereto, any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except, if such Lender is not a United States person (as such term is defined in Section 7701(a)(30) of the Code), to the extent of withholding taxes that would be avoided if such Lender provided the required forms under Section 2.18(b));

     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

     (iii) shall impose on such Lender any other condition;

      and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining LIBOR Rate Loans or the Letters of Credit or to reduce any amount receivable hereunder or under any Note, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable with respect to its LIBOR Rate Loans or Letters of Credit. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens reasonably deemed by such Lender to be material.

     (b) If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy), then from time to time, within fifteen (15) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction. Such a certificate as to any additional amounts payable under this Section submitted by a Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Borrower shall be conclusive absent manifest error.

     (c) The agreements in this Section 2.16 shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

     Section 2.17 Indemnity.

     The Borrower hereby agrees to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) default by the Borrower in accepting a borrowing after the Borrower has given a notice in accordance with the terms hereof, (c) default by the Borrower in making any prepayment after the Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by the Borrower of a prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Borrower (which certificate must be delivered to the Administrative Agent within thirty days following such default, prepayment or conversion) shall be conclusive in the absence of manifest error. The agreements in this Section shall survive termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

     Section 2.18 Taxes.

     (a) All payments made by the Borrower hereunder or under any Note will be, except as provided in Section 2.18(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of a Lender (including any franchise taxes) pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Borrower will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes are due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the Borrower; provided, however, that no Transferee of any Lender pursuant to Section 9.6 shall be entitled to receive a greater payment under this Section 2.18(a) than such Lender would have received with respect to the rights assigned, sold or participated or otherwise transferred, unless such assignment, participation or transfer shall have been made when the circumstances (including change of law) giving rise to such payment did not exist or had not yet occurred. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

     (b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 9.6(c) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) if the Lender is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI or W-8IMY (or successor forms) certifying such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, either Internal Revenue Service Form W-8BEN or W-8ECI or W-8IMY as set forth in clause (i) above, or (x) a certificate substantially in the form of Schedule 2.18 (any such certificate, a “Tax Exemption Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) certifying such Lender’s entitlement to an exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. Each Lender that is a United States person (as defined in Section 7701(A)(30) of the Code) and which is not organized as a corporation for U.S. Federal income tax purposes shall deliver to the Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 9.6(c) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, an Internal Revenue Service Form W-9 certifying such Lender’s entitlement to a complete exemption from United States back-up withholding on all payments under this Agreement or a Note. In addition, each Lender agrees that it will deliver upon the Borrower’s request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note. Notwithstanding anything to the contrary contained in Section 2.18(a), but subject to the immediately succeeding sentence, (x) each Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 2.18(a) hereof to gross-up payments to be made to a Lender in respect of Taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 2.18(b)(ii) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such Taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.18, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.18(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.

     (c) Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

     (d) If the Borrower pays any additional amount pursuant to this Section 2.18 with respect to a Lender, such Lender shall, following its receipt of a written request from the Borrower to pursue such a refund, use commercially reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it. In the event that such Lender receives such a refund or credit, such Lender shall pay to the Borrower an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the Borrower, which amount shall be net of, among other things, any costs and expenses incurred by or on behalf of such Lender under this subsection (d). In the event that no refund or credit is obtained with respect to the Borrower’s payments to such Lender pursuant to this Section 2.18, then such Lender shall upon written request provide a certification that such Lender has not received a refund or credit for such payments. Nothing contained in this Section 2.18 shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 2.18 to the Borrower or any other party. Any and all costs and expenses incurred by or on behalf of a Lender under this subsection (d) shall be for the account of the Borrower.

     (e) The agreements in this Section 2.18 shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

       Section 2.19 Indemnification; Nature of Issuing Lender’s Duties.

     (a) In addition to its other obligations under Section 2.3, the Borrower hereby agrees to protect, indemnify, pay and save each Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) (other than for Taxes, which shall be covered by 2.18(a)) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, except to the extent resulting from the gross negligence, bad faith or willful misconduct of the Issuing Lender or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called “Government Acts”).

     (b) As between the Borrower and the Issuing Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

     (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Borrower. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.

     (d) Nothing in this Section 2.19 is intended to limit the reimbursement obligation of the Borrower contained in Section 2.3 hereof. The obligations of the Borrower under this Section 2.19 shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Agreement.

     (e) Notwithstanding anything to the contrary contained in this Section 2.19, the Borrower shall have no obligation to indemnify the Issuing Lender in respect of any liability incurred by the Issuing Lender arising out of the gross negligence, bad faith or willful misconduct of the Issuing Lender (including action not taken by an Issuing Lender), as determined by a court of competent jurisdiction.

     Section 2.20 Parallel Debt.

     (a) Each Credit Party hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent amounts equal to any amounts owing by such Credit Party to any Lender with respect to the Credit Party Obligations as and when those amounts become due for payment so that the Administrative Agent shall be the obligee of such covenant to pay and shall be entitled to claim performance thereof in its own name and on behalf of itself and not only as trustee, agent or representative acting on behalf of the Lenders.

     (b) Each Credit Party and the Administrative Agent acknowledge that the monetary obligations of each Credit Party to the Administrative Agent under

Section 2.20(a) are and/or shall be several and are and/or shall be separate and independent from, and do and/or shall not in any way affect, the corresponding monetary obligations of such Credit Party to any Lender with respect to the Credit Party Obligations (such Credit Party’s “Corresponding Debt”) provided that:

     (i) the amounts for which such Credit Party is liable under Section 2.20(a) (such Credit Party’s “Parallel Debt”) shall be decreased to the extent that such Credit Party’s Corresponding Debt has been irrevocably paid or (in the case of any guaranty obligations) discharged;

     (ii) the Corresponding Debt of such Credit Party shall be decreased to the extent that such Credit Party’s Parallel Debt has been irrevocably paid or (in the case of guaranty obligations) discharged;

     (iii) the Parallel Debt of any Credit Party shall not exceed the Corresponding Debt of such Credit Party; and

     (iv) each Credit Party shall have the same defenses against the Parallel Debt which it has against the Corresponding Debt.

     (c) For purposes of this Section 2.20, the Administrative Agent acts in its own name and on behalf of itself and not as a trustee, agent or representative of any party hereto, and any claim made by the Administrative Agent in respect of the Parallel Debt shall not be held in trust. The security interests granted under the Security Documents to the Administrative Agent to secure the Parallel Debt is granted to the Administrative Agent in its capacity as creditor in respect of the Parallel Debt and shall not be held in trust.

     (d) All monies received or recovered by the Administrative Agent pursuant to this Section 2.20, and all amounts received or recovered by the Administrative Agent from or by the enforcement of any security interests granted to secure the Parallel Debt, shall be applied in accordance with Section 2.12.

     (e) Without limiting or affecting the Administrative Agent’s rights against the Credit Parties (whether under this Section 2.20 or under any other provision of the Credit Documents), each Credit Party acknowledges that:

     (i) nothing in this Section 2.20 shall impose any obligation on the Administrative Agent to advance any sum to any Credit Party or otherwise under any Credit Document in its capacity as Administrative Agent; and

     (ii) for the purpose of any vote taken under any Credit Document, the Administrative Agent shall not have any participation or commitment in its capacity as Administrative Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

     To induce the Lenders to enter into this Agreement and to make the Extensions of Credit herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that:

     Section 3.1 Financial Condition.

     The Borrower has delivered to the Administrative Agent and the Lenders (a) the final due diligence report as prepared by KPMG, LLP with respect to the Acquired Business of the Sellers and their Subsidiaries’ historical results for the fiscal years 2002, 2003 and 2004 which are complete and correct and which present fairly the financial condition of the Acquired Business and its Subsidiaries as of such dates, (b) preliminary pro forma unaudited balance sheet of the Acquired Business as of April 30, 2005, (c) pro forma unaudited income statement of the Acquired Business for the 3 months ended March 31, 2005, and (d) the five-year projections of the Borrower (the “Projections”) which have been prepared in good faith based upon reasonable assumptions. The financial statements referred to in subsection (a) above are materially complete and correct and present fairly the financial condition of the Acquired Business and its Subsidiaries as of such dates. The financial statements referred to in subsection (b) above present fairly the financial condition of the Acquired Business and its Subsidiaries as of such dates and, upon delivery of final unaudited figures within sixty (60) days following the Closing Date, will be materially complete and correct. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP principles (excluding footnotes and pro forma figures) applied consistently throughout the periods involved (except as disclosed therein).

     Section 3.2 No Change.

     Since December 31, 2004 (and after delivery of annual audited financial statements in accordance Section 5.1(a), since the date of the most recently delivered annual audited financial statements) there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

     Section 3.3 Corporate Existence; Compliance with Law.

     Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the requisite power and authority and the legal right to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified to conduct business and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law. The jurisdictions in which the Credit Parties as of the Closing Date are organized and qualified to do business are described on Schedule 3.3.

     Section 3.4 Corporate Power; Authorization; Enforceable Obligations.

     Each of the Parent, the Borrower and the other Credit Parties has full power and authority and the legal right to make, deliver and perform the Credit Documents to which it is party and has taken all necessary limited liability company or corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of any Credit Document by the Borrower or the other Credit Parties (other than those which have been obtained or made) or with the validity or enforceability of any Credit Document against the Borrower or the other Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents). Each Credit Document to which it is a party has been duly executed and delivered on behalf of the Borrower or the other Credit Parties, as the case may be. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of the Borrower or the other Credit Parties, as the case may be, enforceable against the Borrower or such other Credit Party, as the case may be, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

     Section 3.5 No Legal Bar; No Default.

     The execution, delivery and performance of the Credit Documents, the borrowings thereunder and the use of the proceeds of the Loans will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any other Credit Party (except those as to which waivers or consents have been obtained), and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any Requirement of Law or Contractual Obligation other than the Liens arising under or contemplated in connection with the Credit Documents. Neither the Borrower nor any other Credit Party is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

     Section 3.6 No Material Litigation.

     No litigation, investigation, claim, criminal prosecution, civil investigative demand, imposition of criminal or civil fines and penalties, or any other proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Credit Parties, overtly threatened by or against (a) any Credit Party or any of its Subsidiaries or against any of its or their respective properties or revenues which, if adversely determined, has or could reasonably be expected to have a Material Adverse Effect, or (b) with respect to the Credit Documents or any Loan or any of the transactions contemplated hereby.

     Section 3.7 Investment Company Act; PUHCA; Etc.

     No Credit Party (a) is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended or (b) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935. No Credit Party is subject to regulation under the Federal Power Act or any federal or state statute or regulation limiting its ability to incur the Credit Parties’ Obligations.

     Section 3.8 Margin Regulations.

     No part of the proceeds of any Loan hereunder will be used directly or indirectly for any purpose which violates, which would be inconsistent with or which would require any Lender to make any filing in accordance with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Credit Parties (a) are not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 3.1 and the aggregate value of all “margin stock” owned by the Credit Parties and their Subsidiaries taken as a group does not exceed 25% of the value of their assets.

     Section 3.9 ERISA.

     Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount, as determined in accordance with GAAP, which has or could reasonably be expected to have a Material Adverse Effect. Neither any Credit Party nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan.

     Section 3.10 Environmental Matters.

     (a) The facilities and properties owned, leased or operated by the Credit Parties or any of their Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability under, any Environmental Law, either of which could reasonably be expected to have a Material Adverse Effect.

     (b) Except to an extent that could not reasonably be expected to have a Material Adverse Effect, the Properties and all operations of the Credit Parties and/or their Subsidiaries at the Properties are in compliance, and have in the last five (5) years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Credit Parties or any of their Subsidiaries (the “Business”) which could reasonably be expected to have a Material Adverse Effect.

     (c) No Credit Party has received any written or actual notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business which could reasonably be expected to have a Material Adverse Effect, nor do the Credit Parties or any of their Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened.

     (d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under any Environmental Law which could reasonably be expected to have a Material Adverse Effect, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law which could reasonably be expected to have a Material Adverse Effect.

     (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Credit Parties, overtly threatened, under any Environmental Law to which any Credit Party or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business, in either case, which could reasonably be expected to have a Material Adverse Effect.

     (f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Credit Party or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to any liability under Environmental Laws which could reasonably be expected to have a Material Adverse Effect.

     Section 3.11 Use of Proceeds.

     The proceeds of the Extensions of Credit shall be used by the Borrower solely to (i) finance, in part, the Acquisition, (ii) refinance certain existing indebtedness of the Borrower, including, without limitation, indebtedness of the Borrower owed to the Parent, (iii) pay fees and expenses owing in connection with this Credit Agreement and the Acquisition and (iv) provide for working capital, capital expenditures in the ordinary course of business and other general corporate purposes of the Borrower and its Subsidiaries.

     Section 3.12 Subsidiaries.

     Set forth on Schedule 3.12 is a complete and accurate list of all Subsidiaries of the Credit Parties as of the Closing Date. As of the Closing Date, the information on the attached Schedule includes, for each Subsidiary of a Credit Party, the state of incorporation or organization; the authorized shares of each class of Capital Stock or other equity interests; the number of shares of each class of Capital Stock or other equity interests outstanding; the name of each equity owner of such Credit Party; the percentage of outstanding shares held by each such equity owner; and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights. The outstanding Capital Stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned, free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents).

     Section 3.13 Ownership.

     Each Credit Party and its Subsidiaries is the owner of, and has good and marketable title to, or a leasehold interest in or right to use, all of its respective material assets, except as may be permitted pursuant Section 6.12 hereof, and none of such assets is subject to any Lien other than Permitted Liens.

     Section 3.14 Indebtedness.

     Except as otherwise permitted under Section 6.1, the Credit Parties and their Subsidiaries have no Indebtedness.

     Section 3.15 Taxes.

     Each of the Credit Parties and its Subsidiaries has filed, or caused to be filed, all income tax returns (whether federal, state, local, foreign or otherwise) and all other material tax returns required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. Neither any of the Credit Parties nor any of its Subsidiaries are aware as of the Closing Date of any proposed tax assessments against it or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

     Section 3.16 Intellectual Property.

     Each of the Credit Parties and their Subsidiaries owns, or has the legal right to use, all Intellectual Property, tradenames, technology, know-how and processes necessary for each of them to conduct its business in substantially the same manner as currently conducted. Set forth on Schedule 3.16 is a list of all Intellectual Property owned by each of the Credit Parties and their Subsidiaries or that the Credit Parties or any of their Subsidiaries has the right to use, other than generic or “off the shelf” intellectual property. Except as provided on Schedule 3.16, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor do the Credit Parties or any of their Subsidiaries know of any such claim, and, to the knowledge of the Credit Parties and their Subsidiaries, the use of such Intellectual Property by the Credit Parties or any of their Subsidiaries does not infringe on the rights of any Person in any material respect. The Borrower may update Schedule 3.16 from time to time to add new Intellectual Property by providing a replacement Schedule 3.16 to the Administrative Agent.

     Section 3.17 Solvency.

     After giving effect to the Transactions, the fair saleable value of each Credit Party’s assets, measured on a going concern basis, exceeds all of its probable liabilities, including those to be incurred pursuant to this Credit Agreement. After giving effect to the Transactions, none of the Credit Parties (a) has unreasonably small capital in relation to the business in which it is or proposes to be engaged or (b) has incurred, or believes that it will incur after giving effect to the Transactions, debts beyond its ability to pay such debts as they become due. In executing the Credit Documents and consummating the Transactions, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Credit Parties is or will become indebted.

     Section 3.18 Investments.

     All Investments of each of the Credit Parties and its Subsidiaries are Permitted Investments.

     Section 3.19 Location of Collateral.

     As of the Closing Date, set forth on Schedule 3.19(a) is a list of the Properties of the Credit Parties and their Subsidiaries with street address, county and state. As of the Closing Date, set forth on Schedule 3.19(b) is a list of all locations where any tangible personal property of the Credit Parties and their Subsidiaries is located, including county and state where located. Set forth on Schedule 3.19(c) is the chief executive office and principal place of business of each of the Credit Parties and their Subsidiaries (as of the Closing Date) and the State of incorporation or organization of each of the Credit Parties and their Subsidiaries. Schedule 3.19(a), 3.19(b)

and 3.19(c) may be updated from time to time by the Borrower to include new properties or locations by giving written notice thereof to the Administrative Agent.

     Section 3.20 No Burdensome Restrictions.

     None of the Credit Parties or any of its Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     Section 3.21 Brokers’ Fees.

     None of the Credit Parties or any of its Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents other than the fees set forth on Schedule 3.21.

     Section 3.22 Labor Matters.

     As of the Closing Date, there are no collective bargaining agreements or Multiemployer Plans covering the employees of any of the Credit Parties or any of its Subsidiaries, other than as set forth in Schedule 3.22 hereto, and none of the Credit Parties or any of its Subsidiaries (i) has suffered any material strikes, walkouts, work stoppages or other material labor difficulty within the last three years, other than as set forth in Schedule 3.22 hereto or (ii) has knowledge of any potential or pending strike, walkout or work stoppage. As of the Closing Date, other than as set forth on Schedule 3.22, no material unfair labor practice complaint is pending against any Credit Party or any of its Subsidiaries or, to the best knowledge of the Credit Parties, before any Governmental Authority.

     Section 3.23 Security Documents.

     The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby. Except as set forth in the Security Documents, such security interests and Liens are currently (or will be, upon (a) the filing of appropriate financing statements with the Secretary of State of the state of incorporation for each Credit Party, the filing of appropriate assignments or notices with the United States Patent and Trademark Office and the United States Copyright Office, and the recordation of the applicable Mortgage Instruments, in each case in favor of the Administrative Agent, on behalf of the Lenders, and (b) the Administrative Agent obtaining Control (as defined in the Security Agreement) over those items of Collateral in which a security interest is perfected through Control) perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

     Section 3.24 Accuracy and Completeness of Information.

     All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of any Credit Party or any of its Subsidiaries in writing to the Administrative Agent or any

Lender for purposes of or in connection with this Agreement or any other Credit Document, or any transaction contemplated hereby or thereby (other than projections), is or will be (and, solely with respect to any such information furnished on behalf of the Borrower or any of its Subsidiaries by a third party, to the best knowledge of the Borrower after due inquiry are and will be) true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided. There is no fact now known to the Borrower, any other Credit Party or any of their Subsidiaries which has, or could reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein, in the financial statements of the Borrower and its Subsidiaries furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by any Credit Party to the Administrative Agent and/or the Lenders.

     Section 3.25 Consummation of Acquisition; Representations and Warranties from Other Documents.

     The Acquisition and related transactions have been consummated substantially in accordance with the terms of the Acquisition Documents. As of the Closing Date, the Acquisition Documents have not been altered, amended or otherwise modified or supplemented in any material respect or any material condition thereof waived without the prior written consent of the Administrative Agent. Each of the representations and warranties made in the Acquisition Documents by the Borrower and its Subsidiaries or, to the best knowledge of the Borrower, made by any third party is true and correct, except for any representation or warranty therein the failure of which to be true and correct, does not have or could not reasonably be expected to have a Material Adverse Effect.

     Section 3.26 Material Contracts.

     Schedule 3.26 sets forth a true and correct and complete list of all Material Contracts in effect as of the Closing Date. All of the Material Contracts are in full force and effect and no material defaults by the Borrower or any Subsidiary or, to the best knowledge of the Borrower, by any third party, currently exist thereunder.

     Section 3.27 Insurance.

     The present insurance coverage of the Credit Parties and their Subsidiaries is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.27 and such insurance coverage complies the requirements set forth in Section 5.5(b).

     Section 3.28 Other Agreements.

     No Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which any Credit Party is a party, which default has or could reasonably be expected to have a Material Adverse Effect.

     Section 3.29 Capital Structure.

     Schedule 3.29 sets forth the true and correct and complete list of all of the members of the Borrower as of the Closing Date, complete with each member’s Capital Stock ownership.

     Section 3.30 Anti-Terrorism Laws.

     Neither the Parent, any Credit Party nor any of their respective Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither any Credit Party nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act (as defined in Section 9.18. None of the Credit Parties (i) is a blocked person described in section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

     Section 3.31 Compliance with OFAC Rules and Regulations.

     None of the Parent, the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower or any Guarantor (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

     Section 3.32 Deposit Accounts.

     Schedule 6.15 sets forth a true and correct and complete list of all of the checking, savings and other accounts of each of the Credit Parties as of the Closing Date.

     Section 3.33 Rebate Payments.

     The total Dollar Amount of the Rebate payments as of the Closing Date does not exceed $47,000,000.

ARTICLE IV

CONDITIONS PRECEDENT

     Section 4.1 Conditions to Closing Date and Initial Extensions of Credit.

     This Agreement shall become effective upon, and the obligation of each Lender to make the initial Revolving Loans, the Swingline Loans and the Term Loan on the Closing Date is subject to, the satisfaction of the following conditions precedent:

     (a) Execution of Agreement. The Administrative Agent shall have received (i) counterparts of this Credit Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Lender with a Revolving Commitment requesting a promissory note, a Revolving Note, (iii) for the account of each Lender with a Term Loan Commitment requesting a promissory note, a Term Loan Note, (iv) for the account of the Swingline Lender, the Swingline Note, (v) counterparts of the Security Agreement, the Pledge Agreement, the Cash Collateral Control Agreement and each Mortgage Instrument, and (vi) counterparts of any other Credit Document, in each case conforming to the requirements of this Credit Agreement and executed by a duly authorized officer of each party thereto, and in each case in form and substance satisfactory to the Lenders.

     (b) Authority Documents. The Administrative Agent shall have received the following:

     (i) Articles of Incorporation/Charter Documents. Copies of the articles of incorporation or other charter documents, as applicable, of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its organization.

     (ii) Resolutions. Copies of resolutions of the board of directors of each Credit Party approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1-1 attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

     (iii) Bylaws/Operating Agreement. A copy of the bylaws or comparable operating agreement of each Credit Party certified by a secretary or assistant secretary of such Credit Party (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1-1 attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

     (iv) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to the each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect on the business or operations of the Credit Parties and their Subsidiaries in such state.

     (v) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1-1 attached hereto) to be true and correct as of the Closing Date.

     (c) Legal Opinions of Counsel. The Administrative Agent shall have received opinions of legal counsel (including local counsel to the extent required by the Administrative Agent) for the Credit Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent.

     (d) Reports. The Administrative Agent shall have received a copy of each material opinion, report, agreement, and other document required to be delivered pursuant to the Acquisition Documents in connection with the Acquisition and related transactions (and the Borrower will use reasonable efforts to obtain evidence that the Administrative Agent and the Lenders have been authorized to rely on each such opinion), all in form and substance reasonably satisfactory to the Administrative Agent.

     (e) Personal Property Collateral. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent:

     (i) searches of Uniform Commercial Code filings in the jurisdiction of the chief executive office of each Credit Party, the State of incorporation or organization of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

     (ii) UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agents’ reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral;

     (iii) duly executed consents as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Lenders’ security interest in the Collateral;

     (iv) in the case of any warehouse, plant or other real property that is leased by a Credit Party and is material to the Credit Parties’ business or at which material assets are located, to the extent commercially reasonable in relation to the value of property or assets relating thereto, such estoppel letters, consents and waivers from the landlords on such real property as may be reasonably required by the Administrative Agent (it being agreed that landlord waivers shall not be required if the Borrower has used its best efforts, but failed, to obtain such landlord waivers prior to the Closing Date); and

     (v) original stock certificates or other certificates evidencing the Capital Stock pledged pursuant to the Pledge Agreement, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof.

     (f) Real Property Collateral. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent:

     (i) fully executed and notarized mortgages, deeds of trust or deeds to secure debt (each, as the same may be amended, modified, restated or supplemented from time to time, a “Mortgage Instrument” and collectively the “Mortgage Instruments”) encumbering the fee interest in the properties listed in Schedule 3.19(a) as properties owned by the Credit Parties and, to the extent required by the Administrative Agent, subject to the terms of the subject leases and consent of the respective landlords thereto, the leasehold interest in the properties listed in Schedule 3.19(a) as properties that are warehouses, plants or other real properties material to the conduct of the Credit Parties’ business and are leased by the Credit Parties (each a “Mortgaged Property” and collectively the “Mortgaged Properties”);

     (ii) a title report in respect of each of the Mortgaged Properties;

     (iii) with respect to each Mortgaged Property, an ALTA mortgagee title insurance policies issued by a title insurance company (the “Title Insurance Company”) selected by the Administrative Agent (the “Mortgage Policies”), in amounts satisfactory to the Administrative Agent, assuring the Administrative Agent that each of the Mortgage Instruments creates a valid and enforceable first priority mortgage lien on the applicable Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Policies shall be in form and substance reasonably satisfactory to the Administrative Agent and shall provide for affirmative insurance and such reinsurance as the Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Administrative Agent;

     (iv) evidence as to (A) whether any Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (B) if any Mortgaged Property is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (2) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent (y) as to the fact that such Mortgaged Property is a Flood Hazard Property and (z) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (3) copies of insurance policies or certificates of insurance of the Credit Parties and their Subsidiaries evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Lenders;

     (v) maps or plats of an as-built survey of the sites of the material Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date satisfactory to each of the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to each of the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites necessary to use the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; and (F) if the site is described as being on a filed map, a legend relating the survey to said map;

     (vi) satisfactory environmental reviews of all manufacturing facilities and all other material real property in the United States owned by the Borrower or any of its Domestic Subsidiaries or by the Acquired Business, including but not limited to Phase I environmental assessments, together with reliance letters in favor of the Lenders;

     (vii) opinions of counsel to the Credit Parties for each jurisdiction in which the Mortgaged Properties are located; and

     (viii) to the extent available, zoning letters from each municipality or other Governmental Authority for each jurisdiction in which the Mortgaged Properties are located.

     (g) Insurance. The Administrative Agent shall have received a summary report regarding the Borrower’s insurance status and coverage, with the scope and results of such report to be reasonably acceptable to the Administrative Agent. The Administrative Agent shall have received certificates of insurance evidencing liability and casualty insurance meeting the requirements set forth herein or in the Security Documents and business interruption insurance satisfactory to the Administrative Agent. The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled.

     (h) Fees. The Administrative Agent and the Lenders shall have received all fees, if any, owing pursuant to the Fee Letter and Section 2.5.

     (i) Litigation. There shall not exist any pending or overtly threatened litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to any Credit Party or any of its Subsidiaries, the Acquired Business, this Agreement and the other Credit Documents or the Acquisition, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date which could reasonably be expected to have a Material Adverse Effect.

     (j) Solvency Certificate. The Administrative Agent shall have received an officer’s certificate executed by the chief financial officer of the Borrower as to the financial condition, solvency and related matters of each of the Borrower and the Guarantors in each case after giving effect to the Acquisition and the initial borrowings under the Credit Documents, in substantially the form of Schedule 4.1-2 hereto.

     (k) Account Designation Letter. The Administrative Agent shall have received the executed Account Designation Letter in the form of Schedule 1.1-1 hereto.

     (l) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing with respect to the Revolving Loans to be made on the Closing Date.

     (m) Corporate Structure. The number of shares of each class of Capital Stock issued and outstanding and the ownership thereof of the Credit Parties and their Subsidiaries as of the Closing Date (after giving effect to the Acquisition) shall be as described in Schedule 3.12 and Schedule 3.29, and shall otherwise be reasonably satisfactory to the Administrative Agent. The Administrative Agent and the Lenders shall be reasonably satisfied with the management of the Credit Parties and their Subsidiaries and of the Acquired Business and with all legal, tax, accounting, business and other matters relating to the Acquisition or to the Credit Parties and their Subsidiaries or the Acquired Business, in each case after giving effect to the Acquisition.

     (n) Acquisition Documents. The Administrative Agent shall have reviewed and approved in their reasonable discretion certified copies of all of the Acquisition Documents and there shall not have been any material modification, amendment, supplement or waiver to the Acquisition Documents without the prior written consent of the Administrative Agent, including, but not limited to, any modification, amendment, supplement or waiver relating to the amount or type of consideration to be paid in connection with the Acquisition and the contents of all disclosure schedules and exhibits, and the Acquisition shall have been consummated in accordance with the terms of the Acquisition Documents (without waiver of any material conditions precedent to the obligations of any party thereto) for an aggregate purchase price not exceeding $129,500,000 (including fees and expenses payable in connection therewith and approximately $47,000,000 in aggregate Rebate Payments).

     (o) Acquired Business Financials; Industry Report. The Administrative Agent shall have received (i) the financial information described in Section 3.1 and an industry report prepared by Understanding and Solutions, all of which shall be in form and substance satisfactory to the Administrative Agent.

     (p) Consents. The Administrative Agent shall have received evidence that all governmental, shareholder, board of director and material third party consents and approvals necessary in connection with the financings and other transactions contemplated hereby (including the Acquisition) have been obtained and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of such transactions.

     (q) Compliance with Laws. The financings and other transactions contemplated hereby shall be in compliance in all material respects with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).

     (r) Bankruptcy. There shall be no bankruptcy or insolvency proceedings with respect to any Credit Party or any of its Subsidiaries.

     (s) Material Adverse Effect. No material adverse change shall have occurred since December 31, 2004 in the business, properties, prospects, operations, regulatory environment or condition (financial or otherwise) of the Credit Parties and their Subsidiaries taken as a whole. There shall have been no event and there shall exist no condition or state of facts that could reasonably be expected to have a Material Adverse Effect.

     (t) [Intentionally Omitted].

     (u) Adjusted Leverage Ratio. After giving effect to the Acquisition and the closing of this Agreement the ratio of Funded Debt to Consolidated EBITDA (as reasonably determined by the Administrative Agent) of the Credit Parties and their Subsidiaries and the Acquired Business shall not exceed 3.30 to 1.0 as of the Closing Date.

     (v) Minimum Consolidated EBITDA. The Administrative Agent shall have received evidence reasonably satisfactory thereto provided by the Borrower that Consolidated EBITDA is not less than $29,000,000.

     (w) Cash Collateral. The Administrative Agent shall have received the Cash Collateral in an amount and in the manner set forth in the Cash Collateral Account Agreement.

     (x) Financial Statements. The Administrative Agent and the Lenders shall have received copies of the financial statements and Projections referred to in Section 3.1 hereof and such financial statements and Projections shall be in form and substance reasonably satisfactory to the Administrative Agent.

     (y) Due Diligence. The Administrative Agent shall have completed in form and scope satisfactory thereto its business, legal and environmental due diligence on the Borrower, the Acquired Business and their respective subsidiaries.

     (z) Termination of Existing Indebtedness. All existing Indebtedness for borrowed money of the Credit Parties and their Subsidiaries and the Acquired Business (other than the Indebtedness listed on Schedule 6.1(b)) shall have been repaid in full and terminated and all Liens and guarantees relating thereto shall have been terminated.

     (aa) Officer’s Certificates. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower as of the Closing Date stating that (i) no action, suit, investigation or proceeding is pending or, to the knowledge of any Credit Party, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Credit Party or the Acquisition or any other transaction contemplated by the Credit Documents and the Acquisition Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect and (ii) immediately after giving effect to this Credit Agreement (including the initial Extensions of Credit hereunder), the other Credit Documents, the Acquisition and the Acquisition Documents and all the transactions contemplated therein or thereby to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects and (C) the Credit Parties are in pro forma compliance with each of the initial financial covenants set forth in Section 5.9 as of March 31, 2005.

     (bb) Patriot Act Certificate. The Administrative Agent shall have received a certificate satisfactory thereto, for benefit of itself and the Lenders, provided by the Borrower that sets forth information required by the Patriot Act including, without limitation, the identity of the Borrower, the name and address of the Borrower and other information that will allow the Administrative Agent or any Lender, as applicable, to identify such Borrower in accordance with the Patriot Act.

     (cc) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

     Section 4.2 Conditions to All Extensions of Credit.

     The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

     (a) Representations and Warranties. The representations and warranties made by the Credit Parties herein, in the Security Documents or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct on and as of the date of such Extension of Credit as if made on and as of such date, except to the extent such representations and warranties are expressly made as of a specified date, in which event such representations and warranties shall be true and correct as of such specified date.

     (b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Agreement.

     (c) Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof and any repayments or reimbursements being made contemporaneously therewith), (i) the sum of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Aggregate Revolving Committed Amount, (ii) the LOC Obligations shall not exceed the LOC Committed Amount and (iii) the Swingline Loans shall not exceed the Swingline Committed Amount.

     (d) Additional Conditions to Extensions of Credit. If such Extension of Credit is made pursuant to Sections 2.1, 2.2, 2.3 or 2.4, all conditions set forth in such Section shall have been satisfied.

     Each request for an Extension of Credit and each acceptance by the Borrower of any such Extension of Credit shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Extension of Credit that the applicable conditions in paragraphs (a) through (d) of this Section have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

     The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Credit Party Obligations (other than contingent indemnity obligations that expressly survive the termination of this Agreement), together with interest, Commitment Fees and all other amounts owing to the Administrative Agent or any Lender hereunder, are paid in full, the Credit Parties shall, and shall cause each of their Subsidiaries, to:

     Section 5.1 Financial Statements.

     Furnish to the Administrative Agent (which will furnish to each of the Lenders):

     (a) Annual Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, a copy of the Consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related Consolidated and consolidating statements of income and retained earnings and of cash flows of the Borrower and its consolidated Subsidiaries for such year, audited (with respect to such Consolidated balance sheet and statements only) by Ernst & Young, KPMG, LLP or another firm of independent certified public accountants reasonably acceptable to the Administrative Agent, setting forth in each case in comparative form the figures for the preceding fiscal year (after the fiscal year ending December 31, 2005), reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification; and

     (b) Quarterly Financial Statements. As soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters of the Borrower, a company-prepared Consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such period and related company-prepared Consolidated and consolidating statements of income and retained earnings and of cash flows for the Borrower and its consolidated Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form the figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments); and

     (c) Monthly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each month of the Borrower (other than at the end of a fiscal quarter, in which case sixty (60) days after the end thereof), a company-prepared consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such period and related company-prepared consolidated statements of income for the Borrower and its consolidated Subsidiaries for such monthly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments);

     (d) Annual Financial Plans. As soon as practicable and in any event within forty-five (45) days after the end of each fiscal year, a Consolidated and consolidating budget and cash flow projections prepared on a quarterly basis of the Borrower and its Subsidiaries for such fiscal year, in form and detail reasonably acceptable to the Administrative Agent, such budget to be prepared by the Borrower in a manner consistent with GAAP and to include an operating and capital budget. Such budget shall be accompanied by a certificate of the chief financial officer of the Borrower to the effect that the budget and other financial data are based on reasonable estimates and assumptions, all of which are fair in light of the conditions which existed at the time the budget was made, have been prepared on the basis of the assumptions stated therein, and reflect, as of the time so furnished, the reasonable estimate of the Borrower and its Subsidiaries of the budgeted results of the operations and other information budgeted therein (it being understood that the projections contained in such budget and other financial data are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries and that no assurance is given by the Borrower and its Subsidiaries that such projections will be realized);

     (e) June Financials. As soon as available and in any event within seventy-five (75) days after the end of each four fiscal quarter period of the Borrower ending June 30, a company-prepared Consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such period and related company-prepared Consolidated and consolidating statements of income and retained earnings and of cash flows for the Borrower and its consolidated Subsidiaries for such period, in each case setting forth in comparative form the figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments);

all such financial statements to fairly present in all material respects the financial condition and results from operations of the entities and for the periods specified and to be prepared in reasonable detail and in accordance with GAAP (subject, in the case of interim statements, to normal recurring year-end audit adjustments and the absence of footnotes) applied consistently throughout the periods reflected therein.

     Section 5.2 Certificates; Other Information.

     Furnish to the Administrative Agent (which will furnish to each of the Lenders):

     (a) on the date the financial statements referred to in Section 5.1(a) above are required to be delivered pursuant to such Section, if available and not prohibitively expensive, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

     (b) concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, a certificate of a Responsible Officer substantially in the form of Schedule 5.2(b) (i) stating that (A) such financial statements present fairly the financial position of the Borrower and its consolidated Subsidiaries for the periods indicated in conformity with GAAP applied on a consistent basis, (B) each of the Credit Parties during such period observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Credit Agreement to be observed, performed or satisfied by it, and (C) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (ii) providing calculations in reasonable detail required to indicate compliance with Section 5.9 as of the last day of such period;

     (c) within ninety (90) days after the end of each fiscal year of the Borrower, a certificate containing information regarding the amount of all Asset Dispositions, Debt Issuances, and Equity Issuances that were made during the prior fiscal year and amounts received in connection with any Recovery Event during the prior fiscal year;

     (d) promptly upon receipt thereof, a copy of any final report or “management letter” submitted by independent accountants to any Credit Party or any of its Subsidiaries in connection with any annual, interim or special audit of the books of such Person, unless such accountants object to the delivery thereof to the Administrative Agent or the Lenders;

     (e) concurrently with the delivery of the financial statements referred to in Section 5.1(a) above (or more frequently at the Borrower’s discretion), an updated copy of Schedule 3.12 and Schedule 3.16;

     (f) promptly upon mailing thereof, copies of all reports (other than those otherwise provided pursuant to Section 5.1 and those which are of a promotional nature) and other financial information which the Borrower sends to its shareholders, and promptly upon the filing thereof, copies of all financial statements and non-confidential reports which the Borrower may make to, or file with the Securities and Exchange Commission or any successor or analogous Governmental Authority;

     (g) promptly any regulatory reports or public filings relating to any Credit Party;

     (h) promptly, such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request; and

     (i) concurrently with the delivery of the financial statements referred to in Section 5.1(h) above, a certificate of a Responsible Officer (i) stating that (A) such financial statements present fairly the financial position of the Borrower and its consolidated Subsidiaries for the period indicated in conformity with GAAP applied on a consistent basis, and (ii) providing calculations in reasonable detail demonstrating the Excess Cash Flow of the Borrower for the period indicated.

     Section 5.3 Payment of Obligations.

     Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, in accordance with industry practice (subject, where applicable, to specified grace periods) all its income taxes and other material taxes (Federal, state, local and any other taxes) and other material obligations and liabilities of whatever nature and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, obligations and liabilities, except when the amount or validity of any such taxes, obligations and liabilities is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties (or, in the case of Foreign Subsidiaries with significant operations outside the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation).

     Section 5.4 Conduct of Business and Maintenance of Existence.

     Continue to engage in business of the same general type as now conducted by it on the Closing Date and preserve, renew and keep in full force and effect its organizational existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 6.4; comply with all Contractual Obligations and Requirements of Law applicable to it except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     Section 5.5 Maintenance of Property; Insurance.

     (a) Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear, damage by casualty and obsolescence excepted, and subject to any actions taken pursuant to Section 6.4);

     (b) Maintain with financially sound and reputable insurance companies insurance on all its material property (including, without limitation, its material tangible Collateral) in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried; provided, however, that the Credit Parties and their Subsidiaries may maintain self insurance plans to the extent companies of similar size and in similar businesses do so. The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree (unless otherwise consented to by the Administrative Agent), by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled. The Borrower shall provide prompt written notice to the Administrative Agent of the cancellation of any insurance maintained in accordance with this Section 5.5(b), unless such notification has previously been provided by the applicable provider of such insurance policy; and

     (c) In case of any material loss, damage to or destruction of a material portion of the Collateral, such Credit Party shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage or destruction. In case of any loss, damage to or destruction of a material portion of the Collateral, such Credit Party, whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for that purpose, at such Credit Party’s cost and expense, will promptly repair or replace the Collateral of such Credit Party so lost, damaged or destroyed unless such Credit Party takes any action permitted by Section 6.4.

     Section 5.6 Inspection of Property; Books and Records; Discussions.

     Keep proper books of records and account in which complete entries in conformity with GAAP and all Requirements of Law shall be made of its dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable prior notice by the Administrative Agent, the Administrative Agent (which may be accompanied by any Lender) to visit and inspect any of its properties and examine and make abstracts from any of its books and records (other than materials protected by the attorney-client privilege and materials which the Borrower may not disclose without violation of a confidentiality obligation binding upon it) at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Credit Parties and their Subsidiaries with officers and employees of the Credit Parties and their Subsidiaries and with its independent certified public accountants (it being acknowledged and agreed that, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall be afforded the reasonable opportunity to participate in any such discussion). Prior to the occurrence and continuance of a Default or Event of Default, the first such visit and/or inspection in each calendar year shall be at the Borrower’s expense, with each subsequent visit and inspection in such calendar year at the Lenders’ expense. After the occurrence and during the continuance of Default or Event of Default, all such visits and inspections shall be at the Borrower’s expense.

     Section 5.7 Notices.

     Give notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender) of:

     (a) promptly, but in any event within two (2) Business Days after a Responsible Officer of the Borrower has knowledge thereof the occurrence of any Default or Event of Default;

     (b) promptly, any default or event of default under any Contractual Obligation of any Credit Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $1,000,000;

     (c) promptly, any litigation, or any investigation or proceeding known to a Credit Party, affecting any Credit Party or any of its Subsidiaries (i) which could reasonably be expected to be adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $1,000,000, (ii) affecting or with respect to this Agreement or any other Credit Document or (iii) involving an environmental claim or potential liability under Environmental Laws in excess of $1,000,000;

     (d) as soon as possible and in any event within thirty (30) days after a Responsible Officer of the Borrower has knowledge thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party or any Commonly Controlled Entity or any Multiemployer Plan with respect to the termination of any Plan or the withdrawal from, or the terminating, Reorganization or Insolvency of, any Multiemployer Plan;

     (e) any notice of any material violation of any Requirement of Law received by any Credit Party or any of its Subsidiaries from any Governmental Authority (including, without limitation, any notice of violation of Environmental Laws);

     (f) any labor controversy that has resulted in, or could reasonably be expected to result in, a strike or other work action against any Credit Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect; and

     (g) promptly, any other development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto. In the case of any notice of a Default or Event of Default, the Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof.

     Section 5.8 Environmental Laws.

     (a) Comply in all material respects with all applicable Environmental Laws and obtain and comply in all material respects with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;

     (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect; and

     (c) Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors and affiliates, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Credit Party or any of its Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence, bad faith or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Notes and all other amounts payable hereunder.

     Section 5.9 Financial Covenants.

     Commencing on the day immediately following the Closing Date, each of the Credit Parties shall, and shall cause each of its Subsidiaries to, comply with the following financial covenants:

     (a) Leverage Ratio. The Leverage Ratio, as of the last day of each fiscal quarter of the Borrower occurring during the periods indicated below, shall be less than or equal to the following:

Fiscal Quarter Ending	Required Ratio
September 30, 2005	3.30 to 1.00
December 31, 2005	2.85 to 1.00
March 31, 2006	2.75 to 1.00
June 30, 2006 and September 30, 2006	2.25 to 1.00
December 31, 2006 and thereafter	2.00 to 1.00

     (b) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter of the Borrower occurring during the periods indicated below, shall be greater than or equal to the following:

Fiscal Quarter Ending	Required Ratio
September 30, 2005 through December 31, 2007	1.10 to 1.00
Thereafter	1.25 to 1.00

     (c) Consolidated Capital Expenditures. Consolidated Capital Expenditures as of the end of each period set forth below shall be less than or equal to the following:

Period	Amount
Closing Date through 6/30/06	$16,000,000
7/1/06 through 6/30/07	$18,000,000
7/1/07 through 6/30/08	$10,000,000
7/1/08 through 6/30/09	$10,000,000
7/1/09 through 6/30/10	$10,000,000

     Section 5.10 Additional Subsidiary Guarantors.

     The Credit Parties will cause each of their Domestic Subsidiaries, whether newly formed, after acquired or otherwise existing, and any other Subsidiary to become a Guarantor hereunder by way of execution of a Joinder Agreement. The guaranty obligations of any such Additional Credit Party shall be secured by, among other things, the Collateral of the Additional Credit Party and such Domestic Subsidiary shall execute and deliver to the Administrative Agent such Security Documents, legal opinions and related documents as the Administrative Agent may reasonably request with respect to such Collateral.

     Section 5.11 Compliance with Law.

     Each Credit Party will, and will cause each of its Subsidiaries to (i) observe and remain in compliance with all applicable Requirements of Law and maintain in full force and effect all permits, authorizations, registrations and consents from any Governmental Authority, in each case applicable to the conduct of its business and (ii) keep in full force and effect all licenses, certifications or accreditations necessary for any Property to carry on its business.

     Section 5.12 Pledged Assets.

     (a) Each Credit Party will, and will cause each of its Domestic Subsidiaries to, be subject at all times to a first priority, perfected Lien with respect to all of such Domestic Subsidiary’s real property and tangible and intangible personal property (other than the Excluded Assets and subject in each case to Permitted Liens) in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request; provided, that the Credit Parties shall not be required to pledge more than 65% of the Capital Stock of their first-tier Foreign Subsidiaries.

     (b) Each Credit Party shall cause the Cash Collateral to be pledged to the Administrative Agent for the benefit of the Lenders from the Closing date until such Cash Collateral is released as provided for herein. So long as no Default or Event of Default then exists or would otherwise result therefrom and to the extent the Borrower can demonstrate compliance with the financial covenants set forth in Section 5.9 on a pro forma basis as of any such date of determination after giving effect to the following release, (i) from and after June 30, 2006, $8,250,000 of the Cash Collateral shall be released by the Administrative Agent to the Parent provided (x) the first two Rebate Payments totaling $13,955,000 have been paid to the Sellers, (y) the Administrative Agent shall have received the final financial statements (including balance sheets) of the Acquired Business and its subsidiaries’ historical results for the fiscal years 2004 and 2005 in each case audited by a nationally recognized independent accounting firm and in form and substance satisfactory to the Administrative Agent and (z) the Borrower can demonstrate that the Leverage Ratio of the Borrower and its Subsidiaries is less than 2.00 to 1.00 for two consecutive fiscal quarters and (ii) on June 30, 2007, the Administrative Agent shall release the remaining balance of the Cash Collateral to the Parent.

     Section 5.13 Covenants Regarding Patents, Trademarks and Copyrights.

     (a) Notify the Administrative Agent promptly if it knows or has reason to know that any application, letters patent or registration relating to any Patent, Patent License, Trademark or Trademark License of the Credit Parties or any of their Subsidiaries may become abandoned, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court) regarding a Credit Party’s or any of its Subsidiary’s ownership of any Patent or Trademark, its right to patent or register the same, or to enforce, keep and maintain the same, or its rights under any Patent License or Trademark License.

     (b) Notify the Administrative Agent promptly after it knows or has reason to know of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in any court) regarding any Copyright or Copyright License of the Credit Parties or any of their Subsidiaries, whether (i) such Copyright or Copyright License may become invalid or unenforceable prior to its expiration or termination, or (ii) such Credit Party’s or any of its Subsidiary’s ownership of such Copyright, its right to register the same or to enforce, keep and maintain the same, or its rights under such Copyright License, may become affected.

     (c) (i) Promptly notify the Administrative Agent of any filing by any Credit Party or any of its Subsidiaries, either itself or through any agent, employee, licensee or designee (but in no event later than the fifteenth day following such filing), of any application for registration of any Intellectual Property with the United States Copyright Office or United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof.

     (ii) Concurrently with the delivery of quarterly and annual financial statements of the Borrower pursuant to Section 5.1 hereof, provide the Administrative Agent and its counsel a complete and correct list of all Intellectual Property owned by or licensed to the Credit Parties or any of their Subsidiaries other than Intellectual Property previously disclosed in writing to the Administrative Agent and the Lenders on Schedule 3.16 or otherwise.

     (iii) Upon request of the Administrative Agent, execute and deliver any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in the Intellectual Property referred to in clauses (i) and (ii) and the general intangibles relating thereto or represented thereby, including, without limitation, the goodwill of the Credit Parties and their Subsidiaries relating thereto or represented thereby (or such other Intellectual Property or the general intangibles relating thereto or represented thereby as the Administrative Agent may reasonably request).

     (d) Take all actions that are reasonably necessary (including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office) to maintain each material item of Intellectual Property of the Credit Parties and their Subsidiaries, including, without limitation, payment of maintenance fees, filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings.

     (e) In the event that any Credit Party becomes aware that any Intellectual Property is infringed, misappropriated or diluted by a third party in any material respect, notify the Administrative Agent promptly after it learns thereof and, unless the Credit Parties shall reasonably determine that such Intellectual Property is not material to the business of the Credit Parties and their Subsidiaries taken as a whole, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as the Credit Parties shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.

     Section 5.14 Further Assurances.

     Upon the request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Lenders, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law.

     Section 5.15 Foreign Collateral Documents.

     Beginning June 30, 2005, the Credit Parties shall deliver to the Administrative Agent such Foreign Collateral Documents as the Administrative Agent deems reasonably necessary or appropriate under the laws of each applicable jurisdiction to grant to the Administrative Agent a first priority perfected security interest in the Capital Stock of each first-tier Foreign Subsidiary of the Borrower and the other Credit Parties. If necessary, the parties hereto shall enter into an amendment to this Agreement deemed reasonably necessary or appropriate by the Administrative Agent to facilitate the granting, perfection or enforcement of the Administrative Agent’s security interest in such Capital Stock, including, without limitation, amendments adding the concept of parallel debt and powers of attorney.

     Section 5.16 Post Closing Environmental Samples.

     Within sixty (60) days following the Closing Date, the Borrower will deliver or cause to be delivered to the Administrative Agent (a) an analysis of soil and groundwater samples in the area of the 15,000-gallon underground storage tank removed in 1986 and (b) an analysis of groundwater samples in the area of the 110,000-gallon fuel oil aboveground storage tank.

ARTICLE VI

NEGATIVE COVENANTS

     The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Credit Party Obligations (other than contingent indemnity obligations that expressly survive the termination of this Agreement), together with interest, Commitment Fee and all other amounts owing to the Administrative Agent or any Lender hereunder, are paid in full that:

     Section 6.1 Indebtedness.

     Each of the Credit Parties will not, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:

     (a) Indebtedness arising or existing under this Agreement and the other Credit Documents;

     (b) Indebtedness of the Borrower and its Subsidiaries existing as of the Closing Date set forth on Schedule 6.1(b) hereto and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension;

     (c) Indebtedness of the Borrower and its Subsidiaries incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction or improvement of an asset provided that (i) such Indebtedness when incurred shall not exceed the lesser of (x) the purchase price for such asset or cost of construction or improvement of such asset or (y) the fair market value of the asset purchased, constructed or improved at the time of such acquisition, construction or improvement; (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and (iii) the total amount of all such Indebtedness shall not exceed $1,000,000 at any time outstanding (provided, that the total amount of all such Indebtedness may exceed $1,000,000 if the Borrower voluntarily prepays the Term Loan dollar for dollar by the amount of such excess at the time of the incurrence of such Indebtedness, with such prepayment to be applied in accordance with the provision of Section 2.7(a));

     (d) (i) Unsecured intercompany Indebtedness among the Credit Parties, provided that any such Indebtedness shall be (x) fully subordinated to the Credit Party Obligations hereunder on terms reasonably satisfactory to the Administrative Agent and (y) if such Indebtedness is evidenced by promissory notes, such promissory notes shall be pledged to the Administrative Agent as Collateral for the Credit Party Obligations, (ii) unsecured intercompany Indebtedness among Foreign Subsidiaries and (iii) Indebtedness owed by a Foreign Subsidiary to a Credit Party;

     (e) Indebtedness and obligations owing under Hedging Agreements entered into pursuant to Section 5.13 and other Hedging Agreements entered into by the Credit Parties in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

     (f) Indebtedness and obligations of Credit Parties owing under documentary letters of credit for the purchase of goods or other merchandise (but not under standby, direct pay or other letters of credit except for the Letters of Credit hereunder) generally;

     (g) Pension liabilities of the German Subsidiaries to the extent that funds have been escrowed on the Closing Date in a Pension and Employee Loans Escrow Fund;

     (h) Employee loan obligations of the German Subsidiaries existing (i) on the Closing Date to the extent that funds have been escrowed on the Closing Date in a Pension and Employee Loans Escrow Fund and (ii) after the Closing Date to the extent that funds have been escrowed at the time of the extension of the employee loans in a manner satisfactory to the Administrative Agent, in an aggregate amount of up to $5,000,000; and

     (i) Guaranty Obligations in respect of Indebtedness of a Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section 6.1.

     Section 6.2 Liens.

     Each of the Credit Parties will not, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.

     Section 6.3 Nature of Business.

     Each of the Credit Parties will not, nor will it permit any Subsidiary to, alter the character of its business in any material respect from that conducted (including substantially similar lines of business and any incidental activities reasonably related thereto) as of the Closing Date or, if such Subsidiary did not exist as of the Closing Date, as of the date it became a Credit Party.

     Section 6.4 Consolidation, Merger, Sale or Purchase of Assets, etc.

     Each of the Credit Parties will not, nor will it permit any Subsidiary to,

     (a) dissolve, liquidate or wind up its affairs, consolidate or merge with another Person, or sell, transfer, lease or otherwise dispose of its property or assets or agree to do so at a future time except the following, without duplication, shall be expressly permitted:

     (i) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business;

     (ii) the sale, transfer or other disposition of Cash Equivalents;

     (iii) (A) the disposition of property or assets as a direct result of a Recovery Event or (B) the sale, lease, transfer or other disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of the Borrower or any of its Subsidiaries, so long as the net proceeds therefrom are used to replace such machinery, parts and equipment or to purchase or otherwise acquire new assets or property within 180 days of receipt of the net proceeds or such longer period, in the case of a Recovery Event, as may be reasonably agreed to by the Administrative Agent;

     (iv) the sale, lease or transfer of property or assets (for fair market value) between the Borrower and any Guarantor;

     (v) the sale, lease or transfer of property or assets from a Credit Party other than the Borrower to another Credit Party;

     (vi) the sale, lease or transfer of property or assets not to exceed $1,000,000 in the aggregate in any fiscal year;

     (vii) the voluntary termination of Hedging Agreements;

     (viii) the merger or consolidation of a Credit Party with and into another Credit Party; provided that if the Borrower is a party thereto, the Borrower will be the surviving entity; and

     (ix) the merger of Universal Manufacturing & Logistics GmbH with and into Blitz 05-106 GmbH.

provided, that, in the case of clauses (i), (ii), (iii) and (vi) above, at least 80% of the consideration received therefor by the Borrower or any other Credit Party is in the form of cash (or a receivable which shall result in the payment of cash) or Cash Equivalents; provided, further, that with respect to sales of assets permitted hereunder only, the Administrative Agent shall be entitled, without the consent of the Required Lenders, to release its Liens relating to the particular assets sold; or

     (b) (i) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the property or assets of any Person (other than purchases or other acquisitions of inventory, leases, materials, property and equipment in the ordinary course of business, except as otherwise limited or prohibited herein) or (ii) enter into any transaction of merger or consolidation, except for (A) investments or acquisitions permitted pursuant to Section 6.5, (B) the merger or consolidation of a Credit Party with and into another Credit Party; provided that if the Borrower is a party thereto, the Borrower will be the surviving entity, and (C) the merger of Universal Manufacturing & Logistics GmbH with and into Blitz 05-106 GmbH.

     Section 6.5 Advances, Investments and Loans.

     Each of the Credit Parties will not, nor will it permit any Subsidiary to, make any Investment except for Permitted Investments.

     Section 6.6 Transactions with Affiliates.

     Each of the Credit Parties will not, nor will it permit any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director or Affiliate (other than with any Credit Party or any Subsidiary of any Credit Party) other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director or Affiliate; provided, however, that the following shall be permitted: (A) reasonable fees and compensation paid to officers, directors, employees, agents or consultants of the Credit Parties or any of their Subsidiaries as determined in good faith by the Borrower’s board of directors or senior officers; and (B) reasonable indemnification provided on behalf of officers, directors, employees, agents or consultants of the Credit Parties or any of their Subsidiaries as determined in good faith by the Borrower’s board of directors or senior officers.

     Section 6.7 Ownership of Subsidiaries; Restrictions.

     Each of the Credit Parties will not, nor will it permit any Subsidiary to, create, form or acquire any Subsidiaries, except for (a) Domestic Subsidiaries which (i) engage in the same line of business as the Borrower and its consolidated Subsidiaries as of the Closing Date and (ii) are joined as Additional Credit Parties in accordance with the terms hereof, (b) a company owned by the Borrower formed under the laws of The Netherlands (the “Dutch Holding Company”) to act as a holding company for certain Foreign Subsidiaries of the Borrower and (c) other Foreign Subsidiaries which (i) engage in the same line of business as the Borrower and its consolidated Subsidiaries as of the Closing Date and (ii) are financed by Investments made by Subsidiaries of the Borrower which are not Credit Parties. The Borrower will not sell, transfer, pledge or otherwise dispose of any Capital Stock or other equity interests in any of its Subsidiaries, nor will it permit any of its Subsidiaries to issue, sell, transfer, pledge or otherwise dispose of any of their Capital Stock or other equity interests, except (i) for issuances and sales of Capital Stock to the Borrower or any other Credit Party, (ii) issuances or sales of Capital Stock by any Foreign Subsidiary to another Foreign Subsidiary or in accordance with local law requirements and (iii) in a transaction permitted by Section 6.4.

     Section 6.8 Fiscal Year; Organizational Documents; Material Contracts; Subordinated Indebtedness.

     Each of the Credit Parties will not, nor will it permit any Subsidiary to, change its fiscal year other than to a fiscal year ending December 31. Each of the Credit Parties will not, nor will it permit any Subsidiary to, amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) or change its accounting method (except in accordance with GAAP) in any manner materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders. Each of the Credit Parties will not, nor will it permit any Subsidiary to, without the prior written consent of the Administrative Agent, amend, modify, cancel or terminate or fail to renew or extend or permit the amendment, modification, cancellation or termination of any of the Material Contracts or Acquisition Documents, except in the event that such amendments, modifications, cancellations or terminations could not reasonably be expected to have a Material Adverse Effect. The Credit Parties will not, without the prior written consent of the Required Lenders, amend, modify, waive or extend or permit the amendment, modification, waiver or extension of any term of any Subordinated Indebtedness or of any documentation governing or evidencing such Subordinated Indebtedness in a manner that is adverse to the interests of the Lenders or the issuer of such Subordinated Indebtedness.

     Section 6.9 Limitation on Restricted Actions.

     Each of the Credit Parties will not, nor will it permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable law, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (iv) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, and (v) any such encumbrance or restriction consisting of customary non-assignment provisions in leases or licenses governing leasehold interests or licenses, as applicable, to the extent such provisions restrict the transfer of the lease or license, as applicable

     Section 6.10 Restricted Payments.

     Each of the Credit Parties will not, nor will it permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends or other distributions payable to any Credit Party (directly or indirectly through Subsidiaries), (b) to make the regularly scheduled Rebate Payments as set forth in the Supply Agreements in effect as of the Closing Date and (c) to make annual distributions from the Borrower to any member of the Borrower in accordance with the terms of the Borrower’s operating agreement for the purpose of paying income taxes of such member equal to the product of (i) the amount of income allocated to such member by the Borrower for federal income tax purposes, multiplied by (ii) the rate established by the Borrower’s board of directors in accordance with the terms of the Borrower’s operating agreement, not to exceed 45%.

     Section 6.11 Sale Leasebacks.

     Each of the Credit Parties will not, nor will it permit any Subsidiary to, directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary has sold or transferred or is to sell or transfer to a Person which is not another Credit Party or Subsidiary or (b) which any Credit Party or any Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by such Credit Party or such Subsidiary to another Person which is not another Credit Party or Subsidiary in connection with such lease.

     Section 6.12 No Further Negative Pledges.

     Each of the Credit Parties will not, nor will it permit any Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Agreement and the other Credit Documents, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c), provided that any such restriction contained therein relates only to the asset or assets constructed, improved or acquired in connection therewith, (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (d) customary non-assignment provisions in leases or licenses governing leasehold interests or licenses, as applicable, to the extent such provisions restrict the transfer of the lease or license, as applicable, and (e) pursuant to any sale agreement entered into in connection with any Asset Disposition permitted hereunder.

     Section 6.13 Operating Lease Obligations.

     Each of the Credit Parties will not, nor will it permit any Subsidiary to, enter into, assume or permit to exist any obligations for the payment of rent under Operating Leases which in the aggregate for all such Persons would exceed $2,000,000 in any fiscal year.

     Section 6.14 Restrictions on Parent.

     Notwithstanding any provision herein or in any other Credit Document to the contrary, the Parent shall not (a) pay any cash dividends on its Capital Stock or (ii) consummate any acquisition outside of the Parent’s existing lines of business (including, the messaging business and the manufacturing and distribution businesses of the Borrower) on or before June 30, 2006.

     Section 6.15 Deposit Account Control Agreements; Additional Bank Accounts.

     Each of the Credit Parties will not, nor will it permit any Subsidiary to, open, maintain or otherwise have any checking, savings or other accounts at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than (a) the accounts set forth on Schedule 6.15, (b) demand deposit accounts established after the Closing Date that are subject to a Deposit Account Control Agreement, (c) other demand deposit accounts established after the Closing Date solely as payroll and other zero balance accounts and (d) other deposit accounts established after the Closing Date, so long as at any time the balance in any such account does not exceed $100,000 and the aggregate balance in all such accounts does not exceed $250,000. The Credit Parties shall use their best efforts to obtain Deposit Account Control Agreements satisfactory to the Administrative Agent with respect to each account set forth on Schedule 6.15 within thirty (30) days following the Closing Date, except the zero balance accounts and payroll accounts set forth thereon and to the extent otherwise determined by the Administrative Agent, and if unable to obtain such a Deposit Account Control Agreement for any account, shall close such account.

     Section 6.16 Release of Funds from Pension and Employee Loans Escrow Funds.

     Each of the Credit Parties will not, nor will it permit any Subsidiary to, use any of the funds in the Pension and Employee Loans Escrow Funds for any purpose other than the payment of pension liabilities of the German Subsidiaries on the Closing Date and repayment of employee loans in accordance with the provisions of the employee loan programs of the German Subsidiaries.

     Section 6.17 Sale of Universal Manufacturing & Logistics GmbH Prior to Merger.

     The Borrower will not sell or permit the sale of Universal Manufacturing & Logistics GmbH prior to the merger thereof with and into Blitz 05-106 GmbH.

ARTICLE VII

EVENTS OF DEFAULT

     Section 7.1 Events of Default.

     An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

     (a) Payment Default. The Borrower shall fail to pay any principal on any Loan when due in accordance with the terms thereof or hereof; or the Borrower shall fail to reimburse the Issuing Lender for any LOC Obligations when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or any fee or other amount payable hereunder when due in accordance with the terms thereof or hereof and such failure shall continue unremedied for three (3) Business Days (or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations thereunder within the aforesaid period of time); or

     (b) Misrepresentation Default. Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other written statement delivered pursuant hereto shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

     (c) Covenant Default. (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.1, 5.2, 5.4, 5.7, 5.9, 5.11, 5.13 or Article VI hereof; or (ii) any Credit Party shall fail to comply with any other covenant contained in this Credit Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a) or 7.1(c)(i) above), and such breach or failure to comply is not cured within thirty (30) days of its occurrence; or

     (d) Cross Default. Any Credit Party or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Notes) in a principal amount outstanding of at least $1,000,000 in the aggregate for the Credit Parties and their Subsidiaries beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness in a principal amount outstanding of at least $1,000,000 in the aggregate for the Credit Parties and their Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or

     (e) Bankruptcy Default. (i) The Parent, the Borrower or any of their Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent, the Borrower or any Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any of the Parent, the Borrower or any of their Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Parent, the Borrower or any of their Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Parent, the Borrower or any of their Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) the Parent, the Borrower or any of their Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

     (f) Judgment Default. One or more judgments or decrees shall be entered against any Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid when due or covered by insurance or by third party indemnification for which funds have been deposited into escrow) of $1,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

     (g) ERISA Default. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of any Credit Party or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Credit Party or any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

     (h) Change of Control Default. There shall occur a Change of Control; or

     (i) Failure of Guaranty. The Guaranty or any provision thereof shall cease to be in full force and effect or any Guarantor or any Person acting by or on behalf of any Guarantor shall deny or disaffirm any Guarantor’s obligations under the Guaranty; or

     (j) Failure of Credit Documents. Any other Credit Document shall fail to be in full force and effect in accordance with the terms thereof or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive);

     (k) Uninsured Assets Default. Any uninsured damage to or loss, theft or destruction or any assets of the Credit Parties or any of their Subsidiaries shall occur that is in excess of $1,000,000; or

     (l) Subordinated Indebtedness. The subordination provisions contained in the documentation evidencing (or relating to) any Subordinated Indebtedness shall cease to be in full force and effect or to give the Lenders the rights, powers and privileges purported to be created thereby.

     Section 7.2 Acceleration; Remedies.

     Upon the occurrence of an Event of Default, then, and in any such event, (a) if such event is an Event of Default specified in Section 7.1(e) above, automatically, the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, by written notice of default to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith and direct the Borrower to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit in an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; (iii) exercise any rights or remedies of the Administrative Agent or the Lenders under this Agreement or any other Credit Document, including, without limitation, any rights or remedies with respect to the Collateral; and (iv) exercise any rights or remedies available to the Administrative Agent or Lenders under applicable law.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

     Section 8.1 Appointment.

     Each Lender hereby irrevocably designates and appoints Wachovia Bank, National Association as the Administrative Agent of such Lender under this Agreement, and each such Lender irrevocably authorizes Wachovia Bank, National Association, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

     Section 8.2 Delegation of Duties.

     The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Without limiting the foregoing, the Administrative Agent may appoint one of its affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Borrower and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.

     Section 8.3 Exculpatory Provisions.

     Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence, bad faith or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Credit Documents or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance by the Borrower of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower.

     Section 8.4 Reliance by Administrative Agent.

     (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless (a) a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent and (b) the Administrative Agent shall have received the written agreement of such assignee to be bound hereby as fully and to the same extent as if such assignee were an original Lender party hereto, in each case in form satisfactory to the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Credit Documents in accordance with a request of the Required Lenders or all of the Lenders, as may be required under this Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

     (b) For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

     Section 8.5 Notice of Default.

     The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Credit Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

     Section 8.6 Non-Reliance on Administrative Agent and Other Lenders.

     Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

     Section 8.7 Indemnification.

     The Lenders agree to indemnify the Administrative Agent in its capacity hereunder (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section 8.7 shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

     Section 8.8 Administrative Agent in Its Individual Capacity.

     The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

     Section 8.9 Successor Administrative Agent.

     The Administrative Agent may resign as Administrative Agent upon 30 days’ prior notice to the Borrower and the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the Notes, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Agent’s resignation as Administrative Agent, the provisions of this Section 8.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

     Section 8.10 Release of Collateral or Guarantors.

     (a) Notwithstanding anything to the contrary contained herein or in any other Credit Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1) to take, and the Administrative Agent shall take or cause to be taken, at the expense of the Borrower, any action requested by the Borrower having the effect of releasing any Collateral or any Guarantor to the extent the sale or other disposition of such Collateral or such Guarantor is permitted by the terms of this Agreement (including, without limitation, pursuant to Section 5.12).

     (b) To the extent the Required Lenders waive the provisions of the Credit Documents with respect to the sale or other disposition of any Collateral, or any Collateral is sold or otherwise disposed of in a manner not prohibited by the Credit Documents, such Collateral (unless transferred to a Credit Party) shall (except as otherwise provided above) be sold or otherwise disposed of free and clear of the Liens created by the Credit Documents and the Administrative Agent shall take, at the expense of the Borrower, such actions as are appropriate in connection therewith to release any such Lien.

ARTICLE IX

MISCELLANEOUS

     Section 9.1 Amendments, Waivers and Release of Collateral.

     Neither this Credit Agreement, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section, nor may the Borrower or any Guarantor be released except in accordance with the provisions of this Section 9.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower or any other Credit Party written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Credit Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower or any other Credit Party hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall:

     (i) reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; provided that, it is understood and agreed that no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.7, nor any amendment of Section 2.12(b) or the definitions of Asset Disposition, Debt Issuance, Equity Issuance, Excess Cash Flow, or Recovery Event, shall constitute a reduction of the amount of, or an extension of the scheduled date of, any principal installment of any Loan or Note; or

     (ii) amend, modify or waive any provision of this Section 9.1 or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

     (iii) amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent;

     (iv) release all or substantially all of the Guarantors from their obligations under the Guaranty, without the written consent of all of the Lenders;

     (v) release all or substantially all of the Collateral other than as expressly permitted herein, without the written consent of all of the Lenders and any Hedging Agreement Provider;

     (vi) subordinate the Loans to any other Indebtedness without he written consent of all of the Lenders;

     (vii) permit the Borrower to assign or transfer any of its rights or obligations under this Credit Agreement or other Credit Documents;

     (viii) amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders, without the written consent of all of the Required Lenders or Lenders as appropriate;

     (ix) amend, modify or waive the order in which Credit Party Obligations are paid in Section 2.12(b) or the pro rata treatment of payments in Section 2.12(a), without the written consent of each Lender directly affected thereby; provided that, notwithstanding the foregoing, such order or treatment may be modified without the consent of each Lender directly affected thereby (but with the consent of the Required Lenders) to permit additional extensions of credit constituting (A) term loans to share ratably with the Term Loan in the application of repayment or prepayments pursuant to Section 2.7 or Section 2.12 with the consent of the Required Lenders, or (B) revolving loans to share ratably with the Revolving Loans in the application of repayments or prepayments pursuant to Section 2.7 or Section 2.12;

     (x) amend, modify or waive the order in which Credit Party Obligations are paid in Section 2.12(b) or the definition of “Credit Party Obligations” to delete or otherwise modify the treatment of any obligations referenced in such definition without the written consent of each Secured Party directly affected thereby; provided that, notwithstanding the foregoing, such order may be modified without the consent of each Secured Party directly affected thereby to permit additional extensions of credit approved by the Required Lenders to share ratably with the Credit Party Obligations;

     (xi) amend, modify or waive any provision of Article XI, without the written consent of all the Lenders (other than for purposes of curing any formal defect, omission or ambiguity);

     (xii) permit a Letter of Credit to have an original expiry date more than twelve (12) months from the date of issuance without the consent of each of the Revolving Lenders; provided, that the expiry date of any Letter of Credit may be extended in accordance with the terms of Section 2.3(a);

     (xiii) require any Lender to provide LIBOR Rate Loans with Interest Periods having a duration of longer than six (6) months without the consent of such Lender;

     (xiv) amend, modify or waive the definition of “Secured Hedging Agreement”, “Hedging Agreement Provider” or “Secured Party” without the consent of each Hedging Agreement Provider: or provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, the Issuing Lender and/or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action.

     Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default permanently waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

     Notwithstanding any of the foregoing to the contrary, the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Article VIII (except for (i) any amendment, modification or waiver of the provisions of Section 8.9 or (ii) any amendment, modification or waiver of the provisions of Article VIII that would impose any new obligation on any Credit Party); provided, however, that the Administrative Agent will provide written notice to the Borrower of any such amendment, modification or waiver.

     Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

     Section 9.2 Notices.

     All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or other electronic communications as provided below), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) when delivered by hand, (ii) when transmitted via telecopy (or other facsimile device) to the number set out herein, (iii) the day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case addressed as follows in the case of the Borrower, the other Credit Parties and the Administrative Agent, and as set forth on the administrative detail reply form delivered by such Lender to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower	Entertainment Distribution Company, LLC
and the other	360 Madison Avenue, Suite 500
Credit Parties:	New York, New York 10017
Attention: Chief Financial Officer
Telecopier: (212) 869-6418
Telephone: (212) 981-6917
With a copy to:	Glenayre Electronics, Inc.
11360 Lakefield Drive
Duluth, Georgia 30097
Attention: Chief Financial Officer
Telecopier: (770) 497-3992
Telephone: (770) 283-2525
and
Kennedy Covington Lobdell & Hickman, L.L.P.
Suite 4700
Hearst Tower
214 North Tryon Street
Charlotte, North Carolina 28202
Attention: Eugene C. Pridgen, Esq.
Telephone: (704) 331-7476

The Administrative	Wachovia Bank, National Association, as Administrative Agent
Agent:	Charlotte Plaza
201 South College Street, CP-8
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services
Telecopier: (704) 383-0288
Telephone: (704) 374-2698
with a copy to:
Wachovia Bank, National Association
3414 Peachtree Street, GA9768
Suite 500
Atlanta, Georgia 30326
Attention: Samantha Jones
Telecopier: (404) 240-2589
Telephone: (404) 239-6503

provided, that notices given by the Borrower pursuant to Section 2.1 or Section 2.9 hereof shall be effective only upon receipt thereof by the Administrative Agent.

     Notices and other communications to the Lenders or the Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

     Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

     Section 9.3 No Waiver; Cumulative Remedies.

     No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     Section 9.4 Survival of Representations and Warranties.

     All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Credit Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all Credit Party Obligations have been paid in full.

     Section 9.5 Payment of Expenses and Taxes.

     The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arranger for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Credit Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of counsel to the Administrative Agent and the Arranger, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Credit Agreement and the other Credit Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the Lenders (including reasonable allocated costs of in-house legal counsel), and (c) on demand, to pay, indemnify, and hold each Lender and the Administrative Agent and the Arranger harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents, (d) to pay, indemnify, and hold each Lender and the Administrative Agent, the Arranger and their Affiliates and their respective officers, directors, employees, partners, members, counsel, agents, representatives, advisors and affiliates (collectively called the “Indemnitees”) harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents and the use, or proposed use, of proceeds of the Loans and (e) to pay any civil penalty or fine assessed by the U.S. Department of the Treasury’s Office of Foreign Assets Control against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by the Administrative Agent or any Lender as a result of the funding of Loans, the issuance of Letters of Credit, the acceptance of payments or of Collateral due under the Credit Documents (all of the foregoing, collectively, the “indemnified liabilities”); provided, however, that the Borrower shall not have any obligation hereunder to an Indemnitee with respect to indemnified liabilities arising from the gross negligence or willful misconduct of an Indemnitee, as determined by a court of competent jurisdiction pursuant to a final non-appealable judgment. The agreements in this Section 9.5 shall survive repayment of the Loans, Notes and all other Credit Party Obligations.

       Section 9.6 Successors and Assigns; Participations; Purchasing Lenders.

     (a) This Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Credit Agreement or the other Credit Documents without the prior written consent of each Lender.

     (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender, or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Credit Agreement to the other parties to this Credit Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Credit Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. No Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Credit Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the scheduled maturity of any Loan or Note or any installment thereon in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of interest at the increased post-default rate) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without consent of any participant if the Participant’s participation is not increased as a result thereof), (ii) release all or substantially all of the Guarantors from their obligations under the Guaranty, (iii) release all or substantially all of the Collateral, or (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Credit Agreement. In the case of any such participation, the Participant shall not have any rights under this Credit Agreement or any of the other Credit Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; provided that each Participant shall be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.5 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided further, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

     (c) Any Lender may, in accordance with applicable law, at any time, sell or assign to any Lender or any Affiliate or Related Fund thereof and, with the consent of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower (in each case, which consent shall not be unreasonably withheld or delayed), to one or more additional banks, insurance companies, funds or other financial institutions or entities (each such Lender, Affiliate, Related Fund, bank, insurance company, fund or financial institution or entity, a “Purchasing Lender”), all or any part of its rights and obligations under this Credit Agreement and the Notes in minimum amounts of $5,000,000 with respect to its Revolving Commitment, its Revolving Loans or its Term Loan (or, if less, the entire amount of such Lender’s obligations), pursuant to a Commitment Transfer Supplement, executed by such Purchasing Lender and such transferor Lender (and, to the extent required above, the Administrative Agent and the Borrower), and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that any sale or assignment to an existing Lender or an Affiliate or Related Fund of an existing Lender shall not require the consent of the Administrative Agent or the Borrower nor shall any such sale or assignment be subject to the minimum assignment amounts specified herein. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Commitment Transfer Supplement, (i) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Credit Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Credit Agreement, such transferor Lender shall cease to be a party hereto; provided, however, that such Lender shall still be entitled to any indemnification rights that expressly survive hereunder). Such Commitment Transfer Supplement shall be deemed to amend this Credit Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Credit Agreement and the Notes. On or prior to the Transfer Effective Date specified in such Commitment Transfer Supplement, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the Notes delivered to the Administrative Agent pursuant to such Commitment Transfer Supplement new Notes to the order of such Purchasing Lender in an amount equal to the Commitment assumed by it pursuant to such Commitment Transfer Supplement and, unless the transferor Lender has not retained a Commitment hereunder, new Notes to the order of the transferor Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby. The Notes surrendered by the transferor Lender shall be returned by the Administrative Agent to the Borrower marked “canceled”.

     (d) The Administrative Agent shall maintain at its address referred to in Section 9.2 a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. A Loan (and the related Note) recorded on the Register may be assigned or sold in whole or in part upon registration of such assignment or ale on the Register. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     (e) Upon its receipt of a duly executed Commitment Transfer Supplement, together with payment to the Administrative Agent by the transferor Lender or the Purchasing Lender (except for any assignment by a Lender to an Affiliate of such Lender), as agreed between them, of a registration and processing fee of $3,500.00 for each Purchasing Lender listed in such Commitment Transfer Supplement and the Notes subject to such Commitment Transfer Supplement, the Administrative Agent shall (i) accept such Commitment Transfer Supplement, (ii) record the information contained therein in the Register and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Borrower.

     (f) Each Credit Party authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Credit Parties and their Affiliates which has been delivered to such Lender by or on behalf of a Credit Party pursuant to this Credit Agreement or which has been delivered to such Lender by or on behalf of a Credit Party in connection with such Lender’s credit evaluation of the Credit Parties and their Affiliates prior to becoming a party to this Credit Agreement, in each case subject to Section 9.15.

     (g) At the time of each assignment pursuant to this Section 9.6 to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Tax Exempt Certificate) described in Section 2.18.

     (h) Nothing herein shall prohibit any Lender from pledging or assigning any of its rights under this Credit Agreement (including, without limitation, any right to payment of principal and interest under any Note) to secure obligations of such Lender, including without limitation, (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a fund or trust or entity that invests in commercial bank loans in the ordinary course of business, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders; it being understood that the requirements for assignments set forth in this Section 9.6 shall not apply to any such pledge or assignment of a security interest, except with respect to any foreclosure or similar action taken by such pledge or assignee with respect to such pledge or assignment; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto and no such pledge or assignee shall have any voting rights under this Credit Agreement unless and until the requirements for assignments set forth in this Section 9.6 are complied with in connection with any foreclosure or similar action taken by such pledge or assignee.

     (i) The Credit Parties hereby acknowledge that the Lenders and each of their Affiliates may sell or securitize all or any part of their respective Loans (a “Securitization”) through the pledge of all or any part of such Loans as collateral security for loans to such Lenders or their Affiliates or through the sale of all or any part of the Loans or the issuance of direct or indirect interests in all or any part of the Loans, which Loans to such Lenders or their Affiliates or direct or indirect interests may be rated by Moody’s, S&P or one or more other rating agencies (the “Rating Agencies”). The Credit Parties shall cooperate with such Lenders and their Affiliates, at no cost to the Credit Parties, to effect the Securitization, including by (i) executing such additional documents, as reasonably requested by such Lenders in connection with such Securitization, provided such additional documents shall not affect any Credit Party’s rights and obligations under any of the Credit Documents and (ii) providing such information as may be reasonably requested by such Lenders in connection with the rating of the Loans or the Securitization, provided that any Person that is provided such information by such Lenders or their Affiliates shall agree to be bound by the provisions of Section 9.14. Any such Lender or any of its Affiliates that enters into the Securitization shall be required to pay the fees charged by the Rating Agencies for the issuance and the maintenance, if applicable, of the ratings assigned in connection with the Securitization.

Section 9.7 Adjustments; Set-off.

     (a) Each Lender agrees that if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(e), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

     (b) In addition to any rights and remedies of the Lenders provided by law (including, without limitation, other rights of set-off), each Lender shall have the right, without prior notice to any Credit Party, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon the occurrence of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of any Credit Party, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of the Borrower and the other Credit Parties to such Lender hereunder and claims of every nature and description of such Lender against the Borrower and the other Credit Parties, in any currency, whether arising hereunder, under any other Credit Document or any Hedging Agreement provided by such Lender pursuant to the terms of this Credit Agreement,, as such Lender may elect, whether or not such Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The aforesaid right of set-off may be exercised by such Lender against any Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of any such Credit Party, or against anyone else claiming through or against any such Credit Party or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the occurrence of any Event of Default. Each Lender agrees promptly to notify the applicable Credit Party and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.8 Table of Contents and Section Headings.

     The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Credit Agreement.

     Section 9.9 Counterparts.

     This Credit Agreement may be executed by one or more of the parties to this Credit Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A counterpart hereof (or signature page thereto) signed and transmitted by any Person party hereto to the Administrative Agent (or its counsel) by facsimile machine, telecopier or electronic mail is to be treated as an original. The signature of such Person thereon, for purposes hereof, is to be considered as an original signature, and the counterpart (or signature page thereto) so transmitted is to be considered to have the same binding effect as an original signature on an original document. A set of the copies of this Credit Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

     Section 9.10 Effectiveness; Integration; Continuing Agreement.

     (a) This Credit Agreement, together with the other Credit Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Credit Agreement and those of any other Credit Document, the provisions of this Credit Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Credit Document shall not be deemed a conflict with this Credit Agreement. Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

     (b) This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 4.1 have been satisfied or waived by the Lenders and it shall have been executed by the Borrower, the Guarantors and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Administrative Agent and each Lender and their respective successors and permitted assigns.

     (c) This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, LOC Obligations, interest, fees and other Credit Party Obligations (other than those obligations that expressly survive the termination of this Credit Agreement) have been paid in full and all Commitments and Letters of Credit have been terminated. Upon termination, the Credit Parties shall have no further obligations (other than those obligations that expressly survive the termination of this Credit Agreement) under the Credit Documents and the Administrative Agent shall, at the request and expense of the Borrower, deliver all the Collateral in its possession to the Borrower and release all Liens on the Collateral; provided that should any payment, in whole or in part, of the Credit Party Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all Liens of the Administrative Agent shall reattach to the Collateral and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Credit Party Obligations.

Section 9.11 Severability.

     Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 9.12 Integration.

     This Credit Agreement and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

     Section 9.13 Governing Law.

     This Credit Agreement and the other Credit Documents and the rights and obligations of the parties under this Credit Agreement and the other Credit Documents shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

     Section 9.14 Consent to Jurisdiction and Service of Process.

     All judicial proceedings brought against the Borrower and/or any other Credit Party with respect to this Credit Agreement, any Note or any of the other Credit Documents may be brought in any state or federal court of competent jurisdiction in the State of New York, and, by execution and delivery of this Credit Agreement, each of the Borrower and the other Credit Parties accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Credit Agreement, any Note or any other Credit Document from which no appeal has been taken or is available. Each of the Borrower and the other Credit Parties irrevocably agrees that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by the each of the Borrower and the other Credit Parties to be effective and binding service in every respect. Each of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders irrevocably waives any objection, including, without limitation, any objection to the laying of venue based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against the Borrower or the other Credit Parties in the court of any other jurisdiction.

     Section 9.15 Confidentiality.

     The Administrative Agent and each of the Lenders agrees that it will use its best efforts not to disclose without the prior consent of the Borrower (other than to its employees, affiliates, auditors or counsel or to another Lender) any information (the “Information”) with respect to the Credit Parties and their Subsidiaries which is furnished pursuant to this Credit Agreement, any other Credit Document or any documents contemplated by or referred to herein or therein and which is designated by the Borrower to the Lenders in writing as confidential or as to which it is otherwise reasonably clear such information is not public, except that any Lender may disclose any such Information (a) as has become generally available to the public other than by a breach of this Section 9.15, (b) as may be required in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or the Office of the Comptroller of the Currency or the National Association of Insurance Commissioners or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required in response to any summons or subpoena or any law, order, regulation or ruling applicable to such Lender, (d) to any prospective Participant or assignee in connection with any contemplated transfer pursuant to Section 9.6, provided that such prospective transferee shall have been made aware of this Section 9.15 and shall have agreed to be bound by its provisions as if it were a party to this Credit Agreement, (e) to Gold Sheets and other similar bank trade publications (such information to consist of deal terms and other information regarding the credit facilities evidenced by this Credit Agreement customarily found in such publications), (f) in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with the Credit Documents or any Secured Hedging Agreement, (g) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.15), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender[, (i) to a Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding the Borrower and the Loans is solely for purposes of evaluating an investment in such Securitization; provided that such Person shall have been made aware of this Section 9.15 and shall have agreed to be bound by its provisions as if it were a party to this Credit Agreement, or (j) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization; provided that such Person shall have been made aware of this Section and shall have agreed to be bound by its provisions as if it were made aware of this Section 9.15 and shall have agreed to be bound by its provisions as if I were a party to this Credit Agreement. For purposes of this Section “Securitization” shall mean a public or private offering by a Lender or any of its affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized in whole or in part by, the Loans]. Notwithstanding the foregoing, Wachovia may disclose Information, without notice to the Borrower, to governmental regulatory authorities in connection with any regulatory examination of Wachovia or in accordance with Wachovia’s regulatory compliance policy.

     Section 9.16 Acknowledgments.

     The Borrower and the other Credit Parties each hereby acknowledges that:

     (a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

     (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Credit Agreement and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and

     (c) no joint venture exists among the Lenders or among the Borrower or the other Credit Parties and the Lenders.

     Section 9.17 Waivers of Jury Trial.

     THE BORROWER, THE OTHER CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. EACH OF THE BORROWER, THE OTHER CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS AGREE NOT TO ASSERT ANY CLAIM AGAINST ANY OTHER PARTY TO THIS CREDIT AGREEMENT OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, AFFILIATES OR AGENTS, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR OTHERWISE RELATING TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

     Section 9.18 Patriot Act Notice.

     Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

     Section 9.19 Power of Attorney.

     (a) Without limiting any other authority granted to the Administrative Agent herein or in any other Credit Document, each Lender hereby specifically authorizes the Administrative Agent to enter into, as agent on behalf of the Lenders (with the effect that each Lender shall become a party thereunder), and/or amend, as agent on behalf of the Lenders, (i) any pledge agreements governed by Dutch and/or German law and (ii) any parallel debt agreement or any substantially similar agreement that creates an obligation of the Credit Parties (as debt acknowledgement or abstraktes Schuldanerkenntnis) in favor of the Administrative Agent under Dutch and/or German Law. The authorization granted herein comprises any action or declaration the Administrative Agent may deem necessary in connection with such pledge agreements (including any action or declaration that the Administrative Agent deems to be necessary in order to create and continue a valid pledge agreement governed by Dutch and/or German law), the parallel debt agreement or any substantially similar agreement that creates an obligation of the Credit Parties (as debt acknowledgement or abstraktes Schuldanerkenntnis) in favor of the Administrative Agent under Dutch and/or German law (including any action or declaration that the Administrative Agent deems to be necessary in order to create and continue valid obligations under such agreements governed by Dutch and/or German Law). The Administrative Agent is explicitly exempt from any restriction to act for various parties to such pledge agreements, parallel debt agreements or such similar agreements. The Administrative Agent has the power to sub-delegate its powers as agent of each of the Lenders granted by this Section 9.18 to third parties.

     (b) The Credit Parties hereby specifically authorize and instruct the Borrower to enter into, as agent on behalf of the Credit Parties (with the effect that each Credit Party shall become a party thereunder), and/or amend, as agent of behalf of the Credit Parties, any parallel debt agreement or any substantially similar agreement that creates an obligation of the Credit Parties (as debt acknowledgement or abstraktes Schuldanerkenntnis) in favor of the Administrative Agent under Dutch and/or German Law. The authorization granted herein comprises any action or declaration the Borrower may deem necessary in connection with such agreements (including any action or declaration that the Borrower deems to be necessary in order to create and continue valid obligations under such agreements governed by Dutch and/or German Law). The Borrower has the power to sub-delegate its powers as agent of each of the Credit Parties granted by this Section 9.18 to third parties.

ARTICLE X

GUARANTY

     Section 10.1 The Guaranty.

     In order to induce the Lenders to enter into this Agreement and any Hedging Agreement Provider to enter into any Secured Hedging Agreement and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder and any Secured Hedging Agreement, each of the Guarantors hereby agrees with the Administrative Agent and the Lenders as follows: the Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Secured Obligations. If any or all of the Secured Obligations become due and payable hereunder or under any Secured Hedging Agreement, each Guarantor unconditionally promises to pay such Secured Obligations to the Administrative Agent and the Lenders, or order, on demand, together with any and all reasonable out-of-pocket expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Secured Obligations.

     Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

     Section 10.2 Bankruptcy.

     Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Secured Obligations of the Borrower to the Lenders and any Hedging Agreement Provider whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 7.1(e), and unconditionally promises to pay such Secured Obligations to the Administrative Agent for the account of the Lenders and to any such Hedging Agreement Provider, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Hedging Agreement Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

     Section 10.3 Nature of Liability.

     The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Secured Obligations of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Secured Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent, the Lenders or any Hedging Agreement Provider on the

Secured Obligations which the Administrative Agent, such Lenders or such Hedging Agreement Provider repay the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

     Section 10.4 Independent Obligation.

     The obligations of each Guarantor hereunder are independent of the obligations of any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

     Section 10.5 Authorization.

     Each of the Guarantors authorizes the Administrative Agent, each Lender and each Hedging Agreement Provider without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Secured Obligations or any part thereof in accordance with this Agreement and any Secured Hedging Agreement, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any guarantor or any other party for the payment of this Guaranty or the Secured Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, guarantors, the Borrower or other obligors.

     Section 10.6 Reliance.

     It is not necessary for the Administrative Agent, the Lenders or any Hedging Agreement Provider to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

     Section 10.7 Waiver.

     (a) Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender or any Hedging Agreement Provider to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s, any Lender’s or any Hedging Agreement Provider’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the Secured Obligations, including without limitation any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Secured Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Secured Obligations. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Secured Obligations have been paid in full. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.

     (b) Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Secured Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

     (c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders or any Hedging Agreement Provider against the Borrower or any other guarantor of the Secured Obligations of the Borrower owing to the Lenders or such Hedging Agreement Provider (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Secured Obligations shall have been paid in full and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Hedging Agreement Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Secured Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Hedging Agreement Providers to secure payment of the Secured Obligations of the Borrower until such time as the Secured Obligations shall have been paid in full and the Commitments have been terminated.

     Section 10.8 Limitation on Enforcement.

     The Lenders and the Hedging Agreement Providers agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or such Hedging Agreement Provider (only with respect to obligations under the applicable Secured Hedging Agreement) and that no Lender or Hedging Agreement Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Agreement and for the benefit of any Hedging Agreement Provider under any Secured Hedging Agreement. The Lenders and the Hedging Agreement Providers further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors.

     Section 10.9 Confirmation of Payment.

     The Administrative Agent, the Lenders and any Hedging Agreement Provider will, upon request after payment of the Secured Obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Borrower, the Guarantors or any other Person that the Secured Obligations have been paid in full and the Commitments relating thereto terminated, subject to the provisions of Section 10.2.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	ENTERTAINMENT DISTRIBUTION COMPANY, LLC,
a Delaware limited liability company

	By:	/s/ DEBRA ZIOLA

	Name:	Debra Ziola

	Title:	Chief Financial Officer

GUARANTORS:	ENTERTAINMENT DISTRIBUTION COMPANY
(USA), LLC, a Delaware limited liability company

	By:	/s/ DEBRA ZIOLA

	Name:	Debra Ziola

	Title:	Chief Financial Officer

PARENT:	GLENAYRE ELECTRONICS, INC., a signatory
for purposes of Section 6.14 only
	By:	/s/ DEBRA ZIOLA

	Name:	Debra Ziola

	Title:	Chief Financial Officer

Credit Agreement

ADMINISTRATIVE AGENT
AND LENDERS:	WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent and as a Lender

	By:	/s/ JOHN C. COFFIN

	Name:	John C. Coffin

	Title:	Senior Vice President

[OTHER LENDERS]

By:

Name:

Title:

Credit Agreement